UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ZALICUS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    , 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Zalicus Inc. The meeting will be held on                     , 2013 at 8:30 a.m. EDT at our offices at 245 First Street, Third Floor, in Cambridge, Massachusetts (see directions in Appendix A).

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, the agenda includes the election of two (2) Class II directors for three-year terms, an amendment to the Sixth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock in a ratio to be determined by our Board of Directors to be implemented prior to the 2014 annual meeting of Zalicus’s stockholders at the discretion of our Board of Directors, an amendment to our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 if the reverse stock split is not approved by our stockholders or our Board of Directors does not implement the reverse stock split and the ratification of the appointment of Ernst & Young LLP as Zalicus’s independent auditors for the fiscal year ending December 31, 2013.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or by completing, signing, dating and mailing the accompanying proxy card in the return envelope, or by attending the meeting and voting in person. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on                     , 2013. Your continuing interest in Zalicus is very much appreciated.

Sincerely,

Mark H. N. Corrigan President and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time	8:30 a.m., Eastern Daylight Time

Date	, 2013

Place	The offices of Zalicus Inc. (the “Company” or “Zalicus”), 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

Purpose

To elect Mark H. N. Corrigan, M.D. and Sally W. Crawford as Class II members of the Board of Directors, to serve until the Company’s 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

To authorize an amendment to Zalicus’s sixth amended and restated certificate of incorporation to effect a reverse stock split of Zalicus’s issued and outstanding shares of common stock that may be implemented by the Company’s Board of Directors at any time prior to the 2014 annual meeting of stockholders, at its discretion, pursuant to which any whole number of outstanding shares between and including 5 and 10 would be combined and reclassified into one share of Zalicus common stock (such exact amount to be determined by the Zalicus board of directors);

To authorize an amendment to our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 and authorize our Board of Directors to implement the increase in the number of authorized shares at any time prior to the 2014 annual meeting of stockholders by filing an amendment to our Sixth Amended and Restated Certificate of Incorporation if Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or our Board of Directors does not implement the reverse stock split described in Proposal No. 2; and

To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013.

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The Board of Directors has fixed the close of business on , 2013 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your Zalicus stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

Voting by Proxy	If you are a stockholder of record, please submit a proxy card or, for shares held in street name, the voting instruction form you receive from your broker or nominee, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a stockholder of record, you may also vote over the Internet or by telephone. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

Jason F. Cole, Secretary

Cambridge, Massachusetts

                    , 2013

Important Notice Regarding the Availability of Proxy Materials for the Zalicus 2013 Annual Meeting of Stockholders to Be Held on                     , 2013: The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, is available at www.zalicus.com by following the link for “Investors and Media.”

2

ZALICUS INC.

245 FIRST STREET

THIRD FLOOR

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2013

AT 8:30 AM EDT

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

This proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, are scheduled to be sent to stockholders beginning on                     , 2013.

Who is soliciting my vote?

The Board of Directors of Zalicus Inc. (the “Company” or “Zalicus”) is soliciting your vote for the 2013 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on                     , 2013.

How many votes can be cast by all stockholders?

A total of                      shares of common stock of the Company were outstanding on                     , 2013 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet.     Access the website of the Company’s tabulator, Computershare, at: www.investorvote.com, using the voter control number or QR code printed on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your Internet vote cannot be completed and you will receive an error message.

•

By Telephone.     Call 1-800-652-VOTE (1-800-652-8683) toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail.     Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Computershare. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the nominees named herein to the Company’s Board of Directors, FOR an amendment to the Sixth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock to be implemented by our Board of Directors at any time prior to the 2014 Annual Meeting of Stockholders, at our Board of Director’s discretion, FOR an amendment to our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 if the reverse stock split is not approved by our stockholders, or our Board of Directors does not implement the reverse stock split, and FOR the ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013 and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

In Person at the Meeting.     If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•

In Person at the Meeting.     If you attend the meeting, in addition to picture identification you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1: FOR election of the two Class II directors (page 5)

Proposal 2: FOR an amendment to the Sixth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock to be implemented by our Board of Directors at any time prior to the 2014 Annual Meeting of Stockholders, at our Board of Director’s discretion (page 39)

Proposal 3: FOR an amendment to our Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 and authorize our Board of Directors to implement the increase in the number of authorized shares at any time prior to the 2014 annual meeting of stockholders by filing an amendment to our Sixth Amended and Restated Certificate of Incorporation if Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or our Board of Directors does not implement the reverse stock split described in Proposal No. 2 (page 45); and

Proposal 4: FOR ratification of selection of Ernst & Young LLP as the Company’s independent auditors (page 47)

Who pays the cost for soliciting proxies?

Zalicus will pay the cost for the solicitation of proxies by the Board of Directors. Zalicus has engaged Georgeson Inc. to assist in the solicitation of proxies for the meeting, and Zalicus estimates it will pay Georgeson a fee of approximately $8,500.00. Zalicus has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation, and to indemnify Georgeson against certain losses, costs and expense. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of Zalicus without any remuneration to such individuals other than their regular compensation. Zalicus will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The two nominees for election as Class II directors who receive a plurality of the votes cast for election of directors shall be elected directors (Proposal 1). The affirmative vote of a majority of the shares of common stock outstanding as of the record date is necessary to authorize our Board of Directors to amend the Sixth Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company’s common stock at any time prior to the 2014 annual meeting of stockholders, at our Board of Director’s discretion (Proposal 2). The affirmative vote of a majority of the shares of common stock outstanding as of the record date is necessary to amend the Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 and to authorize our Board of Directors to implement the increase in the number of authorized shares at any time prior to the 2014 annual meeting of stockholders by filing an amendment to our Sixth Amended and Restated Certificate of Incorporation if Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or our Board of Directors does not implement the reverse stock split described in Proposal No. 2 (Proposal 3). A majority of votes cast is necessary for ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013 (Proposal 4).

If there are insufficient votes to approve Proposals 2 and/or 3 and/or 4, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by Zalicus to act as tabulators for the meeting. The tabulators will count all votes “for,” “against,” to “withhold,” frequency and abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Shares represented by proxies that withhold authority to vote for a nominee for election as a director will not be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter and broker non-votes are treated as having not voted on the particular matter and will therefore not affect the outcome of Proposal 1 but will be the same as a vote “against” Proposals 2, 3 and 4.

Could other matters be decided at the Annual Meeting?

Zalicus does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Jason F. Cole, Secretary of the Company, at (617) 301-7000. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with Delaware law and the Company’s certificate of incorporation and By-laws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Mark H. N. Corrigan, M.D. and Sally W. Crawford are the Class II directors whose terms expire at the Company’s 2013 Annual Meeting of stockholders and each of Dr. Corrigan and Ms. Crawford has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class II director of the Company until the 2016 annual meeting of stockholders and until his or her successor is duly elected. Following the resignation of Mr. Todd Foley, a Class III director, from the Board of Directors effective as of the Annual Meeting, in accordance with Delaware law and the Company’s certificate of incorporation and By-laws, on April 8, 2013, Dr. Kauffman was appointed as a Class III director of the Company to fill the vacancy in the Class III directors created by the resignation of Mr. Foley and to serve the remainder of Mr. Foley’s term until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified, subject to prior death, resignation, retirement or removal. Pursuant to the By-laws, the Board of Directors has fixed the number of directors at six (6) members effective immediately following the 2013 Annual Meeting of stockholders.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the two nominees listed below as director nominees. The vote of a plurality of the votes cast at the meeting will be required for the election of the Class II director nominees. Broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election. Zalicus has no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Zalicus, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

EACH OF THESE NOMINEES FOR CLASS II DIRECTOR

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 10, 2013. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS II DIRECTOR NOMINEES	AGE	DIRECTOR SINCE
Mark H.N. Corrigan, M.D.—Dr. Corrigan is a Class II director who has served as a member of the Zalicus Board of Directors since December 2009. Dr. Corrigan has served as President and Chief Executive Officer of Zalicus since January 2010. Dr. Corrigan was Executive Vice President, Research & Development of Sepracor Inc., a publicly traded pharmaceutical company, from April 2003 until December 2009. Prior to joining Sepracor Inc., Dr. Corrigan spent 10 years with Pharmacia & Upjohn, a publicly traded pharmaceutical company acquired by Pfizer, Inc. in 2002, most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan services on the board of directors of Cubist Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Corrigan holds a B.A. and an M.D. from the University of Virginia and subsequently received specialty training in Psychiatry at Cornell and Maine Medical Center. The Board of Directors believes Dr. Corrigan’s qualifications to sit on the Board include his years of leadership experience in the pharmaceutical industry as well as his considerable studies in the field.	55	December 2009

Sally W. Crawford—Ms. Crawford is a Class II director who has served as a member of the Zalicus Board of Directors since June 2007. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly traded managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a healthcare consultant. Ms. Crawford serves on the board of directors for Hologic, Inc., a publicly traded manufacturer and supplier of medical equipment, Exact Sciences Corporation, a publicly held molecular diagnostics company, Insulet Corporation, a publicly held medical device company, Universal American Corp., a publicly held healthcare company and several private healthcare companies. Ms. Crawford holds a B.A. in English from Smith College and an M.S. in communications from Boston University. The Board of Directors believes Ms. Crawford’s qualifications to sit on the Board include her exposure to various companies in a consulting and board member capacity as well as her experience at a public company in the healthcare field.	59	June 2007

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE

Todd Foley—Mr. Foley is a Class III director who has served as a member of the Zalicus Board of Directors since December 2009. Mr. Foley is currently Managing Director at MPM Asset Management LLC, or MPM, a privately held healthcare investment firm. Since joining MPM in 1999, Mr. Foley has been actively involved in numerous investments including a part-time engagement as Chief Operating Officer for Centagenetix Inc., a privately held healthcare company, during its start-up phase and VP, Business Development for AVEO Pharmaceuticals, Inc., a biopharmaceutical company. Prior to joining MPM, Mr. Foley worked in Business Development at Genentech, Inc., then a large publicly held biotechnology company and management consulting with Arthur D. Little. Mr. Foley serves on the board of directors of many private biotechnology companies. Mr. Foley holds a B.S. in Chemistry from MIT and an M.B.A. from Harvard Business School. The Board of Directors believes Mr. Foley’s qualifications to sit on the Board include the insight into strategic product development activities he gained while engaging in investment activities and his business experience at life sciences companies, combined with his science-based education. Mr. Foley has resigned from the Zalicus Board of Directors effective as of the 2013 annual meeting of stockholders.	41	December 2009

Frank Haydu—Mr. Haydu is a Class I director who has served as a member of the Zalicus Board of Directors since August 2004 and as Chairman of the Board of Directors since February 2009. Mr. Haydu is a professional director and consultant to public and private businesses. Mr. Haydu currently serves as a director and Chairman of the Audit Committee of iParty Corp., a publicly held retail chain, and several private companies. In the past five years, Mr. Haydu has also served on the board of directors of Moldflow Corporation, a publicly traded injection molding software company. Mr. Haydu holds a B.A. in economics from Muhlenberg College. The Board of Directors believes Mr. Haydu’s qualifications to sit on the Board include his broad-based experience in business and finance, including his extensive background in business consulting and management.	65	August 2004

William Hunter, M.D.—Dr. Hunter is a Class I director who has served as a member of the Zalicus Board of Directors since December 2009. Dr. Hunter has been the President and Chief Executive Officer of Cardiome Pharma Corp., a publicly traded drug development and research company, since July 2012. Dr. Hunter has served on the Board of Directors of Cardiome since June 2007. Dr. Hunter founded Angiotech Pharmaceuticals, Inc., a publicly traded pharmaceutical and medical device company in November 1992, served as a director and its President and Chief Executive Officer until October 2011. In January of 2011, Angiotech voluntarily filed under the Canada Companies’ Creditors Arrangement Act the (“CCAA”) to pursue a restructuring supervised by the Supreme Court of British Columbia, and also voluntarily filed a petition under Chapter 15 of the United States Bankruptcy Code to obtain recognition and enforcement in the United States of the restructuring being pursed under the CCAA proceedings. The Angiotech restructuring was completed in May 2011. Dr. Hunter holds a B.Sc. from McGill University and an M.Sc. and M.D. from the University of British Columbia. The Board of Directors believes that Dr. Hunter’s qualifications to sit on the Board include the insight he has gained from founding and leading pharmaceutical companies as well as his medical background.	50	December 2009

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE
Michael Kauffman M.D.—Dr. Kauffman is a Class III director who has served as a member of the Zalicus Board of Directors since June 2006. Dr. Kauffman has been the President and Chief Executive Officer of Karyopharm Therapeutics Inc. since January 2011 and has been a Science Advisor to Bessemer Venture Partners since 2008. Dr. Kauffman was the Chief Medical Officer of Onyx Pharmaceuticals Inc., a publicly traded biotechnology company, from January 2010 until December 2010. Dr. Kauffman was the Chief Medical Officer of Proteolix, Inc., a privately held pharmaceutical company, from April 2009 until November 2009, when it was acquired by Onyx. Dr. Kauffman was the President and Chief Executive Officer of EPIX Pharmaceuticals, Inc., a publicly traded biotechnology company that underwent liquidation proceedings in 2009, until July 2008. Dr. Kauffman joined Predix Pharmaceuticals, Inc., the predecessor to EPIX, in September 2002, as President and Chief Executive Officer. From 1997 to 2002, he held a number of senior medical and program leadership positions at Millennium Pharmaceuticals, Inc., then a publicly held biotechnology company, including Vice President, Medicine and VELCADE Program Leader as well as co-founder and Vice President of Medicine at Millennium Predictive Medicine, a wholly-owned subsidiary of Millennium. Dr. Kauffman also served as Medical Director at Biogen Corporation (now Biogen Idec Inc., a publicly traded biotechnology company). Dr. Kauffman serves on the Board of Directors of Verastem Inc., a publicly traded biotechnology company. In the past five years, Dr. Kauffman has also served on the board of directors of EPIX. Dr. Kauffman received an M.D. and Ph.D. in molecular biology and biochemistry from Johns Hopkins and holds a B.A. in biochemistry from Amherst College. Dr. Kauffman trained in Internal Medicine at Beth Israel Deaconess and Massachusetts General Hospitals. He is board certified in internal medicine. The Board of Directors believes that Dr. Kauffman’s qualifications to sit on the Board include the combination of his significant business and leadership experience at public life sciences companies and his medical and scientific background.	49	June 2006

W. James O’Shea—Mr. O’Shea is a Class III director who has served as a member of the Zalicus Board of Directors since June 2007. From April to August 2007, Mr. O’Shea served as Vice Chairman at Sepracor Inc., then a publicly held pharmaceutical company. From October 1999 to March 2007, Mr. O’Shea was President and Chief Operating Officer at Sepracor, where he was responsible for successfully building that organization’s commercial infrastructure. Prior to Sepracor, Mr. O’Shea was Senior Vice President of Sales and Marketing and Medical Affairs for Zeneca Pharmaceuticals, a business unit of Astra Zeneca Plc, a publicly held biopharmaceutical company. While at Zeneca, he also held several management positions of increasing responsibility in international sales and marketing in the U.S. and U.K. Mr. O’Shea is past Chairman of the National Pharmaceutical Council and serves on the board of directors of BTG plc, a public specialty pharmaceutical company and several other private biopharmaceutical companies. In the past five years, Mr. O’Shea has also served on the board of directors of MAP Pharmaceuticals, Inc., a publicly traded pharmaceutical company and Penwest Pharmaceutical Co., a publicly traded specialty pharmaceutical company. Mr. O’Shea is a graduate of Liverpool Lord Byron University, where he received an honors degree in applied physics from the Institute of Physics. The Board of Directors believes that Mr. O’Shea’s qualifications to sit on the Board include his extensive experience with life sciences companies, including in the areas of sales and marketing, as well as his executive leadership and management expertise.	63	June 2007

EXECUTIVE OFFICERS

The Company’s executive officers, as of April 10, 2013, their respective ages and their positions are as follows:

Name	Age	Position
Mark H.N. Corrigan, M.D.(1)	55	President and Chief Executive Officer
Justin A. Renz.	41	Executive Vice President, Chief Financial Officer and Treasurer
Jason F. Cole, Esq.	39	Executive Vice President, Corporate Development, General Counsel and Secretary

(1)	Mark H.N. Corrigan, M.D. is also a director of the Company and his biographical information appears on page 6.

Justin A. Renz—Mr. Renz joined Zalicus in September 2006 as Vice President, Finance and Treasurer, was appointed as its Senior Vice President, Chief Financial Officer and Treasurer in July 2009 and has served as its Executive Vice President, Finance and Treasurer since March 2012. From August 2005 to September 2006, Mr. Renz was Director, Accounting and Financial Operations at EMD Serono, Inc., a publicly-traded biopharmaceutical company. From 2002 to 2005, he was Senior Director, Global Accounting and Finance at Coley Pharmaceutical Group, a publicly-traded biopharmaceutical company acquired by Pfizer Inc. in 2007, and has also held financial and accounting positions at ArQule, Inc., Millipore Corporation and Arthur Andersen LLP. Mr. Renz is a certified public accountant and holds a B.A. in Economics/Accounting from the College of the Holy Cross, a Masters in the Science of Taxation from Northeastern University and an M.B.A. from Suffolk University.

Jason F. Cole, Esq.—Mr. Cole joined Zalicus as its Senior Vice President, General Counsel and Secretary in January 2006, was appointed as its Senior Vice President, Corporate Development, General Counsel and Secretary in September 2011 and has served as its Executive Vice President, Corporate Development, General Counsel and Secretary since March 2012. From 1999 to 2006, Mr. Cole was a corporate and securities attorney at Ropes & Gray LLP. Mr. Cole holds an A.B. in Government from Dartmouth College and a J.D. from Columbia University School of Law.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

As required by the listing standards of the Nasdaq Global Market, or Nasdaq, the Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of Messrs. Foley, Haydu, Hunter, Kauffman and O’Shea and Ms. Crawford are “independent” within the meaning of the rules and regulations of Nasdaq. To make this determination, our Board of Directors reviews all relevant transactions or relationships between each director and Zalicus, its senior management and its independent auditors. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The Board consults with Zalicus’s general counsel and outside corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time. Dr. Corrigan, our President and Chief Executive Officer, is not an “independent director” within the meaning of the Nasdaq listing standards.

Board Meetings and Attendance

Mr. Frank Haydu is Chairman of the Board of Directors. The Zalicus Board of Directors held ten meetings during the fiscal year ended December 31, 2012. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the fiscal year ended December 31, 2012 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). Zalicus encourages its directors to attend the Annual Meeting of Stockholders and believes that attendance at the Annual Meeting of Stockholders is just as important as attendance at meetings of the Board of Directors and its committees. The following directors of the Company attended the 2012 Annual Meeting of Stockholders: Ms. Crawford, Dr. Corrigan, Mr. Foley, Mr. Haydu , Mr. Hunter, Dr. Kauffman and Mr. O’Shea.

Board Committees

The Board of Directors has a standing Audit, Compensation and Corporate Governance and Nominating Committee, each of which is comprised solely of independent directors, and is described more fully below. Each of the Audit, Compensation and Corporate Governance and Nominating Committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Board for approval. The charters for the Audit, Compensation and Corporate Governance and Nominating Committees are all available on our website (www.zalicus.com) under “Investors and Media” at “Corporate Governance.”

Audit Committee

Mr. Haydu is the chairperson and Dr. Kauffman and Mr. O’Shea are the other members of the Zalicus Audit Committee. The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Zalicus Audit Committee is “independent” within the meaning of the rules and regulations of Nasdaq and the Securities and Exchange Commission, or the SEC. The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that Mr. Haydu is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The primary responsibilities of the Zalicus Audit Committee include to: (a) assist the Board of Directors in its oversight of (i) the integrity of the Zalicus financial statements, (ii) compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Zalicus independent auditors, and (iv) the performance of the Zalicus internal audit function and independent auditors; (b) appoint, evaluate, compensate, retain and oversee the Zalicus independent auditors and the audit process (including receiving and reviewing reports from the independent auditors and resolving any disagreements between management and the independent auditors regarding financial reporting) and to approve or pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; (c) review with management, internal auditors and the independent auditors, Zalicus’s internal controls and its financial and critical accounting practices; and (d) prepare the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in the Zalicus annual proxy statement or annual report on Form 10-K. The Audit Committee and the Board of Directors have established procedures for the receipt, retention, and treatment of complaints received by Zalicus regarding accounting, internal accounting controls, or auditing matters and for confidential, anonymous submission by Zalicus employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also administers our related party transaction approval policy, which is described under “Review and Approval of Transactions with Related Persons.” The Audit Committee also has the authority to hire independent counsel and other advisors to carry out the Audit Committee’s duties, and Zalicus is required to provide appropriate funding, as the Audit Committee determines, to compensate the independent auditors and any advisors retained by the Audit Committee.

During the fiscal year ended December 31, 2012, the Audit Committee met six times. The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.”

Compensation Committee

Ms. Crawford is the chairperson and Mr. Foley and Mr. O’Shea are the other members of the Zalicus Compensation Committee. The Board of Directors has determined, upon the recommendation of the Corporate

Governance and Nominating Committee, that each member of the Zalicus Compensation Committee is “independent” within the meaning of the rules and regulations of Nasdaq. In addition, each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and is a “non-employee director” within the meaning of the rules of the SEC.

The primary responsibilities of the Compensation Committee are to: (a) review and approve corporate goals and objectives relevant to compensation of the Zalicus Chief Executive Officer and the other executive officers and evaluate the performance of the Chief Executive Officer and the other executive officers in light of these goals and objectives, and based on such evaluation, determine and approve the compensation of the Chief Executive Officer and the other executive officers either as a committee or together with the other independent Board members; (b) review and approve grants and awards under the Zalicus incentive compensation and equity-based compensation plans and otherwise administer such plans and make recommendations to the Board of Directors with respect to such plans; (c) review and consider the results of any non-binding stockholder advisory votes on executive compensation matters; (d) make recommendations regarding compensation of the Board of Directors and (e) review and discuss with management the Compensation Discussion and Analysis disclosure and any prepare other reports required to be prepared by the Compensation Committee pursuant to the rules of the SEC for inclusion in the Zalicus annual proxy statement. The Compensation Committee also has the authority to retain and obtain the advice of compensation consultants, legal counsel and/or other advisors to carry out the Compensation Committee’s duties, provided that the Compensation Committee must have direct responsibility for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee and Zalicus is required to provide appropriate funding, as the Compensation Committee determines, to compensate the compensation consultants, legal counsel and advisors retained.

During the fiscal year ended December 31, 2012, the Compensation Committee met seven times.

Corporate Governance and Nominating Committee

Dr. Hunter is the chairperson and Ms. Crawford and Mr. Haydu are the other members of the Zalicus Corporate Governance and Nominating Committee. Mr. Hartley Richardson ceased serving as a member of the Corporate Governance and Nominating Committee upon the expiration of his term as a Class I Director at the 2012 Annual Meeting of Stockholders. The Board of Directors has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Zalicus Corporate Governance and Nominating Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Corporate Governance and Nominating Committee are to: (a) recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in the Zalicus Corporate Governance Guidelines; (b) establish policies for stockholders to recommend candidates for consideration for nomination as a member of the Board of Directors; (c) oversee the evaluation of the performance of the Board of Directors; (d) oversee the Chief Executive Officer’s and other senior management’s succession plans; and (e) take a leadership role in shaping the corporate governance, including developing and reviewing on an on-going basis the Corporate Governance Guidelines. In identifying and recommending nominees for positions on the Board of Directors, the Corporate Governance and Nominating Committee places primary emphasis on the criteria set forth under “Selection and Composition of Board of Directors” in the Zalicus Corporate Governance Guidelines, namely: (1) ethics, integrity, values, expertise, skills and knowledge useful to the oversight of the company’s business; (2) the independence standards of Nasdaq, (3) diversity of viewpoints, backgrounds, experiences and other demographics as discussed below; (4) business or other relevant experience, particularly in the areas of accounting and finance, management, corporate governance and experience in the pharmaceutical and drug development industry; and (5) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of the other members of the Board of Directors will build a Board of Directors that is effective, collegial and responsive to the operations and interests of Zalicus and its stockholders.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Zalicus and the composition of the Board of Directors. Additionally, neither the Corporate Governance and Nominating Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees; however, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the Chairperson of the Corporate Governance and Nominating Committee enters into a discussion with that candidate.

The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders. The policy adopted by the Corporate Governance and Nominating Committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

During fiscal year ended December 31, 2012, the Corporate Governance and Nominating Committee met three times.

Non-Management Director Meetings

In addition to the meetings of the committees of the Board of Directors described above, in connection with Board of Directors meetings, the non-management directors met four times in executive session during the fiscal year ended December 31, 2012. The Chairman of the Board of Directors presided at these executive sessions. The Audit Committee and the Board of Directors have established a procedure whereby interested parties may make their concerns known to Non-Management Directors, which is described on the Zalicus website.

Board of Directors Leadership Structure

Mr. Haydu, an independent member of our Board of Directors, has served as its chairman since February 2009. The independent members of the Board of Directors have periodically reviewed the Board’s leadership structure and have determined that Zalicus and our stockholders are well served with this structure because of the role played by the chairman.

The chairman of the Board of Directors provides leadership to the Board of Directors and works with the Board of Directors to define its activities and the calendar for fulfillment of its responsibilities. The chairman of the Board of Directors approves the meeting agendas after input from the Board of Directors and management, facilitates communication among directors and presides at meetings of our Board of Directors and stockholders. The chairman also presides over meetings of the independent directors.

The chairman of the Board of Directors, the chairman of the Corporate Governance and Nominating Committee, the Chief Executive Officer and other members of the Board of Directors work together to provide oversight of Zalicus’s management and affairs. Mr. Haydu, as the chairman of the Board of Directors, and Dr. Hunter, as the chairman of the Corporate Governance and Nominating Committee, have together overseen the maintenance and improvement of governance practices that require and support high levels of performance by members of the Board of Directors. Mr. Haydu’s leadership encourages open discussion and deliberation, with a thoughtful evaluation of risk, to support the Board’s decision-making. Mr. Haydu’s leadership also encourages communication among the directors, and between management and the Board of Directors, to facilitate productive working relationships. Under Mr. Haydu’s guidance, the Board of Directors also ensures an appropriate balance and focus among key Board responsibilities such as strategic development, review of operations, risk oversight and management succession planning.

The Board of Directors’ Role in Risk Oversight

The Board of Directors plays an important role in risk oversight at Zalicus through direct decision-making authority with respect to significant matters as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through

(1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that Zalicus faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Zalicus’s business by the Audit, Compensation and Corporate Governance and Nominating Committees, and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Zalicus to the attention of the Board of Directors.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management, internal auditors and Zalicus’s independent accountants, Zalicus’s system of internal control, its financial and critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Zalicus’s major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Zalicus’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries and all members are considered independent as such term is defined in the rules and regulations of Nasdaq. Mr. Foley, a member of our Compensation Committee, is a Managing Director of MPM Capital Management LLC, an affiliate of MPM Asset Management LLC, our second largest stockholder.

AUDIT COMMITTEE REPORT (1)

The Audit Committee has reviewed the Zalicus audited financial statements for the fiscal year ended December 31, 2012 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Zalicus management is responsible for the preparation of the company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T, which we refer to as SAS 61. SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

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the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young their independence from Zalicus.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Zalicus Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Respectfully submitted by the
Audit Committee,

Frank Haydu, Chairperson Michael Kauffman W. James O’Shea

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Zalicus under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

Executive Summary and Corporate Background

Zalicus is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain, including Z160 and Z944, and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus also applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening technology, or cHTS to discover new product candidates for its portfolio or for its collaborators in the areas of pain, inflammation, oncology and infectious disease.

Zalicus resulted from the merger on December 21, 2009 of two companies: CombinatoRx, Incorporated, which we also refer to as the Company, a small publicly-traded biotechnology company focused on the discovery and development of combination therapeutics, and Neuromed Pharmaceuticals Inc., or Neuromed, a private biotechnology company, which we refer to as the Neuromed Merger. At the time of the Neuromed Merger, Neuromed’s principal assets were an opioid product candidate, Exalgo, which was being reviewed for potential Federal Drug Administration, or FDA, approval and an Ion channel drug discovery platform focused on pain. Immediately following the Neuromed Merger, the executive management of the Company consisted of executives from each of the predecessor companies, including Mr. Renz and Mr. Cole of the Company. On January 5, 2010, prior to the FDA approval of Exalgo, Dr. Corrigan, who was a former Neuromed board member and who joined the Company’s Board of Directors upon the closing of the Neuromed Merger, became the Company’s President and Chief Executive Officer. In addition to Dr. Corrigan, the Board of Directors and Compensation Committee of the Company immediately following the Neuromed Merger was comprised of directors from both Neuromed and the Company. The contractual and plan-based compensation arrangements for members of executive management that were in place following the Neuromed Merger were a mix of arrangements approved by the Board of Directors and the Compensation Committee of the Company prior to or in connection with the Neuromed Merger and arrangements approved by Neuromed prior to or in connection with the Neuromed Merger and that were assumed by the Company. These compensation arrangements included, in the case of Mr. Renz and Mr. Cole, cash retention compensation and an opportunity to participate in a stock option exchange program at the time of the Neuromed Merger. In connection with his appointment as Chief Executive Officer, the Company provided Dr. Corrigan with a significant stock option award and a significant restricted stock unit award with vesting tied to both Exalgo FDA approval and continued service over time, approved a target bonus percentage, and entered into an employment agreement with Dr. Corrigan that included severance and change-of-control provisions.

Exalgo was approved by the FDA on March 1, 2010, resulting in a $40 million milestone payment to the Company and the payment or issuance by the Company of compensation tied to the FDA approval of Exalgo. The $40 million milestone payment and subsequent royalty revenue provided the Company with the financial resources to advance its product candidates at the time (Synavive, Z160 and Z944) into clinical trials and to continue its Ion channel and cHTS programs. Throughout the remainder of 2010 and through all of 2011 and 2012, the Company focused on advancing these product candidates into and through clinical development and the continuation of its Ion channel and cHTS discovery efforts. As a result, following the FDA approval of Exalgo, the Company’s Compensation Committee focused its executive compensation decisions on providing incentives to executive management to further these long-term drug development goals along with other important business and financial goals.

The Company believes that in order to fully understand the Company’s compensation decision-making, the executive compensation and information provided below should be considered in the context of the Neuromed

Merger, the FDA approval of Exalgo in March of 2010, the Company’s subsequent efforts throughout 2010, 2011 and 2012 to advance multiple product candidates into and through clinical and preclinical development and to provide valuable clinical data from the product candidates Z160 and Z944 in 2013.

Summary of Compensation Committee Procedures and Practices

As described in the “Board Committees—Compensation Committee” section above, the primary purpose of the Zalicus Compensation Committee is to develop and review compensation policies and practices applicable to executive officers, review and recommend goals for the Chief Executive Officer and evaluate his performance in light of these goals, review and evaluate goals and objectives for other executive officers, oversee and evaluate the Zalicus equity incentive and non-qualified deferred compensation plans and review and approve the creation or amendment of such plans, review the results of any advisory stockholder votes on executive compensation and take appropriate action and make recommendations to the Board of Directors regarding Board of Directors’ compensation. Under its charter, the Compensation Committee has the power and authority to retain consultants or other experts to assist in the assessment of senior executive compensation and to hire independent counsel and other advisors to help the Compensation Committee carry out its duties. Zalicus is financially responsible for the fees of any advisor or consultant engaged by the Compensation Committee.

Ms. Crawford, as chairperson of the Compensation Committee, is responsible for setting the agenda for meetings in consultation with management. Our Compensation Committee annually evaluates the performance of the Chief Executive Officer and the other executive officers of Zalicus and uses its discretion to determine the compensation of these officers based, in part, upon a review of the performance of Zalicus compared to predetermined goals and objectives. As discussed below under the caption “Compensation Consultant,” the Compensation Committee, together with its compensation consultant, also compares the salaries, bonus compensation and long and short-term equity incentives of each Zalicus executive officer with a select group of other biotechnology companies to assess how their total compensation package compares to industry averages. The Compensation Committee regularly meets in executive session, without Company management present, to discuss matters of executive compensation.

The Zalicus Chief Executive Officer, Dr. Corrigan, has the authority and responsibility to establish and approve compensation for all Zalicus employees, other than Zalicus executive officers. Our Compensation Committee retains the authority for establishing all matters with respect to the compensation of current executive officers, including Dr. Corrigan, Mr. Renz and Mr. Cole. Dr. Corrigan provides the Compensation Committee with an annual performance review of each executive officer, which the Compensation Committee considers in its determination of compensation for such individuals. Dr. Corrigan, Mr. Renz and our Director, Human Resources also recommend to the Compensation Committee stock options and restricted stock unit awards to be granted to existing employees, subject to specific criteria previously established by the Compensation Committee. From time to time, the Compensation Committee has delegated to the Chief Executive Officer, Chief Financial Officer and Executive Vice President, Corporate Development and General Counsel the authority to make grants of a limited pool of stock options to new employees, as long as such grants are not greater than 30,000 shares of common stock and are not made to executive officers. All other grants of stock options and all grants of restricted stock units are approved and made by the Compensation Committee.

As part of its ongoing oversight of our compensation programs, our Compensation Committee pays particular attention to the review of risks related to our reliance on performance-based and time-based equity compensation as a significant portion of the total compensation paid to our executive officers. Our Compensation Committee has determined that it is not reasonably likely that our compensation policies would have a material adverse effect on the Company.

Our Compensation Committee considered the following elements of our compensation plans and policies when evaluating whether its plans and policies encourage its executives and employees to take unreasonable risks:

•	Our base salary component of compensation does not encourage risk taking because it is a fixed amount.

•	For our cash bonus programs, awards are based on the achievement of multiple objective performance measures, thereby diversifying the risk associated with any single indicator of performance.

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Awards under our cash bonus programs are also based on milestone-related measures related to clinical, research and non-financial business goals, which limits the risk associated with awarding cash bonuses based principally on financial metrics.

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Awards under our cash bonus programs can result in some compensation at levels below full target bonus amount determined for each executive officer, rather than an “all-or-nothing” approach, which could engender excessive risk taking.

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The Company has in some cases used restricted stock units as well as stock options for equity awards to provide a balanced equity portfolio to executives creating a level of diversification to withstand market fluctuations that might incent unreasonable risk if holders were limited to stock options.

Compensation Consultants

Radford Consulting. In the fall of 2010, our Compensation Committee retained the services of Radford Consulting, or Radford, a compensation consulting firm, to evaluate our executive officers’ salaries, cash incentive bonuses, equity-based compensation, and other compensation elements and to provide a report and recommendations to the Compensation Committee regarding executive compensation for 2010. This evaluation included establishing a new peer group of comparable small capitalization biotechnology companies. The Compensation Committee desired to establish a new group of peer companies due to the changes in the Company’s business following the Neuromed Merger and the Company’s focus on early-stage product candidates in the area of pain and inflammation. The group of peer companies was determined based upon an analysis of various factors such as similar stage of clinical development programs, comparable employee headcount, market capitalization and revenue. The Compensation Committee approved the following new peer group: Adolor Corporation, Affymax, Inc., ArQule, Inc., AVI BioPharma, Inc., Celldex Therapeutics, Inc., Dynavax Technologies Corporation, Idera Pharmaceuticals, Inc., Ligand Pharmaceuticals Incorporated, Nabi Biopharmaceuticals, Omeros Corporation, Orexigen Therapeutics, Inc., Pain Therapeutics, Inc., Pozen Inc., Progenics Pharmaceuticals, Inc. and Sangamo BioSciences, Inc. Radford used this peer group, as well as its own survey of executive compensation in the biotechnology industry to benchmark the compensation of the Company’s executive officers. This benchmarking indicated that that the Company’s compensation of its executive officers was generally at the 50th percentile for executives with similar roles at the peer companies. The Compensation Committee considered this benchmarking information as one consideration in making the year-end 2010 and early 2011 compensation decisions described below, primarily to determine whether compensation paid to executive officers, in light of company and individual performance, is at, above or below the median of executive compensation among the Company’s peer group.

Radford was reengaged by the Compensation Committee in the late summer of 2011 to evaluate our executive officers’ salaries, cash incentive bonuses, equity-based compensation, and other compensation elements and to provide a report and recommendations to the Compensation Committee regarding executive compensation for 2011 and 2012. This evaluation included a revised peer group of comparable biotechnology companies. The Compensation Committee desired to revise the group of peer companies due to changes in the Company’s market capitalization, advances in its development programs and to replace peer companies that have been acquired or who had suffered significant business setbacks. The revised group of peer companies was determined based upon an analysis of various factors such as similar stage of clinical development programs, comparable employee headcounts, market capitalization and revenue. The Compensation Committee approved the following revised peer group: Adolor Corporation, Affymax, Inc., Anacor Pharmaceuticals Inc., Anthera Pharmaceuticals Inc., ArQule, Inc., AVI BioPharma, Inc., Celldex Therapeutics, Inc., Dynavax Technologies Corporation, Ligand Pharmaceuticals Incorporated, Novavax Inc., Omeros Corporation, Pozen Inc., Progenics Pharmaceuticals, Inc., Sangamo BioSciences, Inc. and Zogenix, Inc. Radford used this peer group, as well as its own survey of executive compensation in the biotechnology industry to benchmark the compensation of the Company’s executive officers. This benchmarking indicated that that the Company’s compensation of its executive officers was generally at or above the 50th percentile for executives with similar roles at the peer companies. The Compensation Committee considered this benchmarking information as one consideration in making the year-end 2011 and early 2012 compensation decisions described below, primarily to determine whether compensation paid to executive officers, in light of Company and individual performance, is at, above or below the median of executive compensation among the Company’s peer group.

Radford was reengaged by the Compensation Committee in the fall of 2012 to evaluate our executive officers’ salaries, cash incentive bonuses, equity-based compensation, and other compensation elements and to provide a report and recommendations to the Compensation Committee regarding executive compensation for 2012 and 2013. This evaluation included a revised peer group of comparable biotechnology companies. The Compensation Committee desired to revise the group of peer companies due to changes in the Company’s market capitalization, changes in its development programs and to replace peer companies that have been acquired or who had suffered significant business setbacks. The revised group of peer companies was determined based upon an analysis of various factors such as similar stage of clinical development programs, comparable employee headcounts and market capitalization. The Compensation Committee approved the following revised peer group: ACADIA Pharmaceuticals Inc., AcelRx Pharmaceuticals Inc., Agenus Inc., Anacor Pharmaceuticals Inc., Anthera Pharmaceuticals Inc., ArQule, Inc., Celldex Therapeutics, Inc., Cytokinetics, Incorporated, Durect Corporation, Inovio Pharmaceuticals Inc., Novavax Inc., Omeros Corporation, OncoGenex Pharmaceuticals Inc., Pozen Inc., Progenics Pharmaceuticals, Inc., pSivida Corp., Sangamo BioSciences, Inc., Targacept, Inc. and Tranzyme, Inc. Radford used this peer group, as well as its own survey of executive compensation in the biotechnology industry to benchmark the compensation of the Company’s executive officers. This benchmarking indicated that the Company’s compensation of its executive officers was generally at or above the 50th percentile for executives with similar roles at the peer companies. The Compensation Committee considered this benchmarking information as one consideration in making the year-end 2012 and early 2013 compensation decisions described below, primarily to determine whether compensation paid to executive officers, in light of Company and individual performance, is at, above or below the median of executive compensation among the Company’s peer group.

Roles of Executives in Establishing Compensation

Compensation Committee meetings held in 2012 typically included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer, our Director, Human Resources and our General Counsel, who often acts as Secretary for the meeting. At the direction of the Compensation Committee, our Chief Executive Officer and Director, Human Resources discussed with the Company’s compensation consultants the duties of each executive officer of Zalicus and provided the compensation consultants with complete historical compensation information requested by the consultants as part of their evaluation of the Company’s executive compensation programs and policies for the Compensation Committee. The information discussed typically included each executive officer’s title, salary, bonus, stock option and restricted stock grants, equity holdings and benefits for the preceding three-year period. Our Chief Executive Officer and Director, Human Resources met with the members of the Compensation Committee to review the CEO’s performance and the performance of the other executive officers during 2012. During these meetings, our Chief Executive Officer discussed with the members of the Compensation Committee recommendations regarding the salaries and bonuses to be paid to the executive officers of Zalicus for the fiscal year ended December 31, 2012 as well as proposed stock option grants. However, the Compensation Committee exercised its discretion to determining all compensation paid to executive officers.

Compensation Philosophy and Executive Compensation Policies

The Zalicus executive compensation program is designed to reward, attract, retain and motivate experienced, industrious and well-qualified executive officers who will promote the Company’s product development, research, business development and financial efforts and provide long-term stockholder value. In establishing executive compensation levels, the Compensation Committee is guided by a number of considerations. In making compensation determinations and reviewing comparative data, the Compensation Committee reviews total direct compensation in its totality, assigning dollar values to each of the elements of such compensation, including base salary, annual cash bonus award targets and long-term stock-based incentive awards. The committee generally allocates a greater percentage of total direct compensation to long-term stock-based incentive awards in acknowledgment of the unique challenges present in the biopharmaceutical industry and in order to reinforce the alignment of interests between our executive officers and our stockholders.

In determining the level and composition of compensation of each of our executive officers, we take into account various qualitative and quantitative indicators of corporate and individual performance. In establishing compensation levels, the Compensation Committee also evaluates each officer’s individual performance using certain objective and subjective criteria, which may vary for each executive officer based on his business group or area of responsibility. Objective criteria may include continued discovery and advancement of new product candidates, development and progress towards commercialization of our product candidates, implementation of financing strategies and establishment of strategic development collaborations with third parties, and meeting pre-clinical or clinical milestone objectives. Subjective performance criteria may include an executive officer’s ability to motivate others, develop the skills necessary to facilitate the growth of Zalicus as it matures, recognize and pursue new business opportunities and initiate programs to enhance the Company’s growth and success. In addition, the Compensation Committee recognizes performance and achievements that are more difficult to quantify, such as the successful execution of major corporate projects such as mergers or divestitures. The Compensation Committee also considers the Company’s overall long-term and short-term performance when establishing compensation parameters, as well as the results of any advisory stockholder votes on executive compensation. In making its evaluations, the Compensation Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

In setting compensation policies and determining compensation levels, the Compensation Committee also recognizes and takes into account the high demand for well-qualified personnel in the biotechnology industry. Given such demand, the Compensation Committee strives to maintain total compensation levels which are competitive with the compensation of other executives in the biotechnology and pharmaceutical industry. To that end, the Compensation Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry prepared by our compensation consultants, the peer-based benchmarking information provided by our compensation consultants and personal knowledge regarding executive compensation at comparable companies.

The Compensation Committee believes that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Accordingly, the Compensation Committee to date has sought to provide a significant portion of total executive compensation in the form of stock options and restricted stock unit grants. The Compensation Committee has not, however, targeted a range or specific number of options for each executive position. Instead, it makes its decisions based on its evaluation of the above-mentioned surveys and the general experience of the Compensation Committee members.

Key Elements of Compensation

The major elements of the Zalicus compensation program are base salary, discretionary annual cash bonuses, stock option grants, restricted stock or restricted stock unit grants and deferred compensation. In connection with the Neuromed Merger on December 21, 2009, the Company also assumed additional compensation elements under Neuromed’s compensation programs, including performance-based cash bonuses and restricted stock unit awards. In general, Zalicus fixes the base salary of each of our executives at a level that we believe enables us to hire and retain individuals in a competitive environment and rewards individual performance and contribution to our overall business goals. We design the cash bonuses for each of our executives to focus them on achieving key regulatory, clinical, research, business and/or financial objectives within a yearly time horizon. We use stock options and restricted stock or restricted stock unit grants to reward long-term performance, to incent executive officers to attain multi-year goals and as retention tools. These stock options and restricted stock unit awards are intended to produce significant value for each executive if the Company’s performance is outstanding and if the executive has an extended tenure. Finally, we have implemented a non-qualified deferred compensation plan to provide an additional long-term retention incentive for executives and senior managers due to the regulatory limitations imposed on matching contributions on contributions made by these individuals to the Zalicus qualified 401(k) Plan.

We view these components of our executive compensation as related but distinct. The Compensation Committee believes that compensation components must work together to enable the creation and preservation of stockholder value over both short-term and long-term periods. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the compensation consultant evaluations referred to above. Zalicus believes that, as is common in the biotechnology sector, stock option and other equity awards are a significant motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently-paid-out compensation, between cash and non-cash compensation, or among different forms of compensation. Because of the small size of our executive management team, we believe this approach allows us to more appropriately tailor each executive’s compensation to retain that executive or to attract new executives as necessary.

Our Compensation Committee’s current intent is to perform an annual strategic review of our executive officers’ cash compensation and share and option holdings to determine whether they provide adequate incentives and motivation to our executive officers to meet corporate goals and provide value to stockholders and whether they adequately compensate our executive officers relative to comparable officers in other companies. The Compensation Committee does exercise its discretion to determine all compensation paid to executive officers.

We account for the equity compensation expense for our employees under the rules of the Statement of Financial Accounting Standards, or SFAS, 123R, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, publicly held corporations may be prohibited from deducting as an expense for federal income tax purposes total compensation in excess of $1 million paid to certain executive officers in a single year. However, until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. Section 162(m) provides an exception for qualifying “performance-based” compensation, including compensation attributable to certain stock options. The Company expects to keep “nonperformance-based” compensation within the $1 million limit in order that all executive compensation will be fully deductible; however, the valuation of stock option and restricted stock grants in the future is uncertain and may cause nonperformance-based compensation to exceed the deductibility limit. Although the Compensation Committee considers the net cost to the Company in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as “performance-based” compensation. It is not anticipated that any executive officer’s annual compensation will exceed $1 million, and the Company has accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Code.

Base Salary

The Compensation Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at other biotechnology companies of comparable size and stage of development. As part of this process, the Compensation Committee takes into account the base salaries paid by similarly situated companies in the field of biotechnology and the base salaries of other private and public companies with which we believe we compete for talent. Increases in annual salaries are based on demonstrated levels of core job competency, effectiveness in performing essential job requirements and competitive base salary position compared to the relevant market. The Compensation Committee does not use a specific formula based on these criteria but instead uses its discretion to make an evaluation of each executive officer’s contributions in light of all such criteria.

Discretionary Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but to date have been awarded from time to time, generally annually, only at the discretion of the Compensation Committee. Cash bonuses are used to bring annual cash compensation into a competitive range with our peer group of companies and to reward high performance.

As part of the compensation procedures, each year the Compensation Committee establishes a target cash bonus amount for each executive based on achievement of corporate goals. These goals are established and approved by the Compensation Committee on an annual basis and include specific objectives generally relating to the achievement of clinical, research, regulatory, business and/or financial milestones including success in conducting clinical trials, entering into new collaboration agreements, progress with research and preclinical development or success in attracting capital. The achievement of these objectives by Zalicus and its executive officers and their relative weightings are relevant to the Compensation Committee’s decision-making with respect to the cash bonuses and overall compensation but are not the sole basis for the Compensation Committee’s determination of executive compensation.

Stock Options and Restricted Common Stock Awards

Grants of stock options and awards of restricted common stock or restricted stock units under the Zalicus equity compensation plans are designed to align the long-term interests of our executives with Zalicus stockholders and to assist in the retention of executives. As stock options granted by the Company generally become exercisable over a four-year period and forfeiture provisions with respect to restricted common stock awards generally lapse over a four-year period, their ultimate value is dependent upon the long-term appreciation of the Zalicus stock price and the executive’s continued employment with Zalicus. In addition, grants of stock options and awards of restricted common stock may result in an increase in executive officers’ equity interests in Zalicus, thereby providing such persons with the opportunity to share in the future value they are responsible for helping to create.

When granting stock options and awarding restricted common stock or restricted stock units, the Compensation Committee considers the relative performance and contributions of each executive officer compared to that of other officers within Zalicus with similar levels of responsibility. The number of options and awards granted to each executive officer is generally determined by the Compensation Committee subjectively on the basis of data obtained from a generally available outside survey of stock option grants and restricted common stock awards in the biotechnology industry, the benchmarking information provided by our compensation consultants and the personal knowledge of the Compensation Committee members regarding executive stock options and restricted common stock awards at comparable companies.

The authority to make equity grants and cash bonus awards to executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of its Chief Executive Officer in setting the compensation of our other executives. All of our stock option and restricted stock grants to our executive officers since our initial public offering on November 9, 2005 have been made under our Amended and Restated 2004 Equity Incentive Plan. We determine the exercise price of our stock option grants based on the closing market value of our common stock as reported on the Nasdaq Global Market on the date of grant.

We do not have any program, plan or obligation that requires us to grant equity or bonus compensation to any executive on specified dates. The Compensation Committee has adopted and maintained a practice to generally award stock options only at specific times in order to avoid any claim that grants to executive officers were initiated during periods potentially advantageous to them. Typically, during a January or February meeting, the Compensation Committee grants stock options to a broad group of employees, including executive officers, in amounts determined by the Compensation Committee. Other than the annual grants described above, the Compensation Committee will only consider additional grants for new employees, employees who are promoted or granted additional responsibilities or, more rarely, employees who have performed at a level that warrants recognition.

Nonqualified Deferred Compensation Plan

Effective December 1, 2007, the Compensation Committee approved the Company’s nonqualified deferred compensation plan, or the NQ Plan, a non-qualified tax-deferred compensation plan in which certain senior managers and officers of Zalicus may participate. The NQ Plan provides a tax-favorable vehicle for deferring cash compensation, including base salary and bonus awards. Under the NQ Plan, each year a participant may defer up to 25% of his or her base salary and up to 100% of his or her annual cash bonus pay. Each participant will at all times be vested in the portion of his or her account attributable to the compensation the participant has elected to defer under the NQ Plan. Zalicus has established a special account for each participant; however, the obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation of Zalicus and rank on parity with other unsecured and unsubordinated indebtedness of Zalicus from time to time outstanding.

Zalicus may also credit to the account of each eligible participant who makes deferrals under the NQ Plan a matching contribution in an amount equal to 100% of the deferrals contributed by the participant for such plan year, up to a maximum amount equal to four percent (4%) of each such participant’s cash compensation for such year, less the amount of matching contributions made to Zalicus’s qualified 401(k) Plan for such year on behalf of such participant. In order to be eligible for a matching contribution for a given year, a participant must be employed by Zalicus on the date the matching contribution is credited to the NQ Plan, which is typically the January or February following a participant’s election, and have deferred the maximum amount permitted under the tax-qualified Section 401(k) Plan for such year. A participant will become 100% vested in any employer contributions credited to his or her account upon the participant’s death, disability or a change in control (as defined in the NQ Plan). Deferred balances are credited to each participant’s account under the NQ Plan and will be credited, at periodic intervals, with earnings that track the actual rate of return for such period realized by the investment fund or funds or index or indices selected by such participant from the range of investment vehicles offered under the NQ Plan. Deferred amounts are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to ten years upon separation from service or up to five years for scheduled in-service withdrawals.

Mr. Renz elected to participate in the NQ Plan in the 2009, 2010 and 2011 plan years.

Other Benefits

Zalicus’s executive officers are eligible to participate in all of Zalicus’s employee benefit plans, such as medical, dental, group life and disability insurance, its 401(k) plan with matching contributions, in each case on the same basis as Zalicus’s other employees. There were no special benefits or perquisites provided to any executive officer in 2012.

Compensation Determinations and Corporate and Individual Performance Criteria.

January 2012 Compensation Determinations for Named Executive Officers

The Compensation Committee met throughout December 2011 and January of 2012. When it met to consider its compensation determinations for 2012, the Compensation Committee did not implement any significant changes to the Company’s executive compensation program as a result of the 2011 non-binding advisory “say on pay” proposal because approximately 98% of our shareholders voting on the “Say on pay” proposal approved the compensation of our named executive officers described in our proxy statement in 2011. During these meetings, the Compensation Committee received the recommendations of Dr. Corrigan and reviewed the Radford evaluation and considered executive compensation.

The approved Zalicus corporate goals for bonus and other compensation for 2011 were:

•	Initiate and enroll Phase 2b clinical trial of Synavive in rheumatoid arthritis (35% weighting);

•	Advance one or more Ion channel modulators into the clinic (25% weighting);

•	Obtain significant funded Ion channel discovery collaboration and generate new Ion channel leads (15% weighting);

•	Obtain additional cHTS collaborations and execute on existing collaborations with Novartis and pilot partners (10% weighting); and

•	Achieve certain cash and cash equivalent balances for the year ended December 31, 2011 between $31 million and $37 million (15% weighting).

The Compensation Committee’s compensation determinations in January 2012 reflected its assessment that the Company exceeded its objectives in advancing one or more Ion channel compounds, including Z160 and Z944, into clinical trials and achieving year-end target cash or cash equivalent balances of $49.7 million. The Compensation Committee’s compensation determinations also reflected its assessment that the Company only partially achieved its objectives relating to initiating and enrolling the Phase 2b clinical trial of Synavive in rheumatoid arthritis and obtaining additional cHTS collaborations and executing on existing collaborations, and further reflected a determination that the Company did not meet its objectives of obtaining a significant funded Ion channel discovery collaboration or generating new Ion channel leads. Taking into account the balance of factors described above, it was the Compensation Committee’s assessment that our overall corporate goals were achieved at the 90% level.

The Compensation Committee’s determinations for Dr. Corrigan were based entirely upon its determination of relative achievement of the year’s corporate goals, together with the Compensation Committee’s assessment of his strategic and operational leadership. For other named executive officers, the Compensation Committee based its determinations principally upon its determination of achievement of the year’s corporate goals at the 90% level, but also took into account, to a lesser extent, each executive officer’s individual contributions towards the achievement of such corporate goals and their achievement of their individual goals, together with Dr. Corrigan’s and the Compensation Committee’s independent assessment of each executive officer’s overall performance and contributions to the company during the year. In the case of Mr. Renz, the Compensation Committee took into account his leadership in the Company’s successful equity and debt financing transactions, his responsibility for investor relations and ability to attract research analyst coverage, in addition to his high level of performance as the Company’s principal financial and accounting officer. In the case of Mr. Cole, the Compensation Committee took into account his contributions in overseeing legal and intellectual property matters, as well as his strategic and operational leadership and increased corporate development responsibilities. Based on the assessment by the Compensation Committee of the achievement of the Zalicus 2011 corporate goals and individual goals, utilizing its discretion, Dr. Corrigan was paid a cash bonus of $208,575 (90% of his target level), Mr. Renz was paid a cash bonus of $127,565 (106% of his target level) and Mr. Cole was paid a cash bonus of $124,832 (94% of his target level).

At its January 25, 2012 meeting, the Compensation Committee, consistent with the recommendations and information provided by Radford and its own independent evaluations determined that the 2012 base salary for Dr. Corrigan, Mr. Renz and Mr. Cole should be increased to $477,405, $316,768 and $341,960, respectively.

On January 25, 2012, the Compensation Committee also made awards of stock options to the named executive officers, as follows:

•

Dr. Corrigan, Mr. Renz and Mr. Cole were awarded options to purchase 900,000, 425,000 and 350,000 shares of Zalicus common stock, respectively, at an exercise price of $1.13 per share, whereby 25% of the stock option will vest on January 25, 2013 and 6.25% of the stock option will vest each quarterly anniversary thereafter, subject to continued employment.

In making its determinations regarding these stock option grants, the Compensation Committee considered the recommendations of Dr. Corrigan, data provided by Radford relating to stock option utilization at comparable companies, relative stock ownership of the named executive officers, and the stock-option grants made in February of 2011 with performance-based vesting criteria tied to successful clinical development outcomes of the Company’s clinical stage product candidates. The stock options with performance-based vesting criteria were granted with an exercise price of $2.65 per share, which is approximately 134% higher than the Company’s stock price of $1.13 per share on January 25, 2012. The Compensation Committee continues to desire to provide the executive officers with long-term equity incentives, and was concerned that, due to the relatively high exercise price as compared to the recent publicly traded price of the Company’s stock, the stock options with performance-based vesting criteria may not provide a substantial retention or performance incentive to the Company’s executive officers. As a result, the stock option grants awarded on January 25, 2012 were substantially larger compared to previous stock option grants in order to provide the executive officers with the opportunity for equity value appreciation if they generate significant short and long term shareholder value.

On November 30, 2011, the Company’s Board of Directors set 2012 corporate goals and on January 25, 2012, the Compensation Committee set target cash bonus amounts related to these goals. The approved Zalicus corporate goals for bonus and other compensation for 2012 was:

•	Complete Phase 2b clinical trial of Synavive in rheumatoid arthritis and report positive data on primary and key secondary endpoints in mid-2012 (35% weighting);

•	Complete Phase 1 PK evaluations of Z160 formulations and initiate Phase 2 clinical study (20% weighting);

•	Complete Phase 1 evaluation of Z944 and advance into Phase 2 clinical study (10% weighting);

•	Discover or advance one new sodium channel lead or calcium channel back-up (5% weighting);

•	Obtain additional cHTS collaborations and execute on existing collaborations (10% weighting); and

•	Achieve certain cash and cash equivalent balances for the year ended December 31, 2012 (20% weighting).

Each of these goals had separate minimum, target and maximum achievement levels, which, along with our target year-end cash balance goal, constitute confidential commercial or financial information of Zalicus, which if disclosed, could cause competitive harm to Zalicus. In addition, individual objective and subjective goals and criteria for each of the Zalicus executive officers other than the Chief Executive Officer have been determined by the Chief Executive Officer, which, if disclosed, could cause competitive harm to Zalicus. For these executive officers 60% of their target cash incentive compensation is tied to the corporate goals described above, and the remainder is tied to individual goals. The target cash incentive bonus amount set by the Compensation Committee on January 25, 2012 for each of the current Zalicus named executive officers was as follows:

•	Mark H.N. Corrigan, President and Chief Executive Officer: up to 50% of base salary

•	Justin A. Renz, Executive Vice President, Chief Financial Officer and Treasurer: up to 40% of base salary

•	Jason F. Cole, Executive Vice President, Corporate Development and General Counsel: up to 40% of base salary

The target cash bonus amounts for each of these executive officers for 2012 were set at these levels to reflect the varying levels of operational responsibility held by these officers, as well as to provide an incentive to achieve the Zalicus 2012 corporate goals.

January 2013 Compensation Determinations for Named Executive Officers

The Compensation Committee met throughout the fourth quarter of 2012 and January of 2013. When it met to consider its compensation determinations for 2012 and 2013, the Compensation Committee did not implement any significant changes to the Company’s executive compensation program as a result of the 2011 non-binding advisory “say on pay” proposal because of the overwhelming approval for our prior executive compensation program by our shareholders. During these meetings, the Compensation Committee received the recommendations of Dr. Corrigan and reviewed the Radford evaluation and considered executive compensation.

The approved Zalicus corporate goals for bonus and other compensation for 2012 were:

•	Complete the Phase 2b clinical trial of Synavive in rheumatoid arthritis and report positive data on primary and key secondary endpoints in mid-2012 (35% weighting);

•	Complete Phase 1 PK evaluations of Z160 formulations and initiate Phase 2 clinical study (20% weighting);

•	Complete Phase 1 evaluation of Z944 and advance into Phase 2 clinical study (10% weighting);

•	Discover or advance one new sodium channel lead or calcium channel back-up (5% weighting);

•	Obtain additional cHTS collaborations and execute on existing collaborations (10% weighting); and

•	Achieve certain cash and cash equivalent balances for the year ended December 31, 2012 (20% weighting).

The Compensation Committee’s compensation determinations in January 2013 reflected its assessment that the Company did not achieve its objectives in reporting positive data from the Phase 2b clinical trial of Synavive in rheumatoid arthritis or in advancing a new sodium or calcium channel lead into clinical development, but that it met or exceeded its objectives in advancing the development Z160 into two Phase 2a clinical trials, obtaining additional cHTS collaborations and executing on existing collaborations and achieving year-end target cash or cash equivalent balances of $36.4 million. The Compensation Committee’s compensation determinations also reflected its assessment that the Company only partially achieved its objectives relating to the clinical advancement of Z944. Taking into account the balance of factors described above, it was the Compensation Committee’s assessment that our overall corporate goals were achieved at the 75% level.

The Compensation Committee’s determinations for Dr. Corrigan were based entirely upon its determination of relative achievement of the year’s corporate goals, together with the Compensation Committee’s assessment of his strategic and operational leadership. For other named executive officers, the Compensation Committee based its determinations principally upon its determination of achievement of the year’s corporate goals at the 75% level, but also took into account, to a lesser extent, each executive officer’s individual contributions towards the achievement of such corporate goals and their achievement of their individual goals, together with Dr. Corrigan’s and the Compensation Committee’s independent assessment of each executive officer’s overall performance and contributions to the company during the year. In the case of Mr. Renz, the Compensation Committee took into account his leadership in the Company’s successful equity financing transactions, his responsibility for investor relations and ability to attract research analyst coverage, in addition to his high level of performance as the Company’s principal financial and accounting officer. In the case of Mr. Cole, the Compensation Committee took into account his contributions in overseeing legal and intellectual property matters, as well as his strategic and operational leadership and increased corporate development responsibilities. Based on the assessment by the Compensation Committee of the achievement of the Zalicus 2012 corporate goals and individual goals, utilizing its discretion, Dr. Corrigan was paid a cash bonus of $179,207 (75% of his target level), Mr. Renz was paid a cash bonus of $105,167 (83% of his target level) and Mr. Cole was paid a cash bonus of $116,266 (85% of his target level).

At its January 3, 2013 meeting, the Compensation Committee, consistent with the recommendations and information provided by Radford and its own independent evaluations determined that the 2013 base salary for Dr. Corrigan, Mr. Renz and Mr. Cole should be increased to $500,000, $335,774 and $362,478, respectively.

On January 3, 2013, the Compensation Committee also made awards of stock options and restricted stock units to the named executive officers, as follows:

•

Dr. Corrigan, Mr. Renz and Mr. Cole were awarded options to purchase 500,000, 280,000 and 280,000 shares of Zalicus common stock, respectively, at an exercise price of $0.76 per share, whereby 33.33% of the stock option will vest on January 3, 2014 and 8.33% of the stock option will vest on each quarterly anniversary thereafter, subject to continued employment.

•

Dr. Corrigan, Mr. Renz and Mr. Cole were awarded options to purchase 1,000,000, 280,000 and 280,000 shares of Zalicus common stock, respectively, at an exercise price of $0.76 per share, whereby 100% of the stock option will vest on the first date on or prior to June 30, 2014 when the first of the following conditions have been met based on a single Phase 2 clinical trial of the product candidate Z160: (i) the efficacy of Z160 compared to placebo is superior on the primary efficacy endpoint in a Phase 2 clinical trial in a statistically significant manner and (ii) the adverse event profile of Z160 is acceptable for further clinical development, subject to continued employment.

•

Dr. Corrigan was awarded restricted stock units for 250,000 shares of Zalicus common stock, whereby 33.33% of the restricted stock units will vest on January 3, 2014 and on each anniversary thereafter, subject to continued employment.

In making its determinations regarding these stock option grants, the Compensation Committee considered the recommendations of Dr. Corrigan, data provided by Radford relating to stock option utilization at comparable companies, relative stock ownership of the named executive officers, and the stock-option grants made in February 2011 and January 2012. The Compensation Committee continues to desire to provide the executive officers with long-term equity incentives, and was concerned that due to the relatively high exercise price as compared to the recent publicly traded price of the Company’s stock, the stock options granted in February 2011 and January 2012 may not provide a substantial retention or performance incentive to the Company’s executive officers. As a result, the stock option grants awarded on January 3, 2013 were larger compared to previous stock option grants, and provided shorter time-based vesting criteria compared with previous stock option grants in order to provide the executive officers with the opportunity for equity value appreciation if they generate significant short and long term shareholder value. In addition to stock option grants with time-based vesting criteria, the Compensation Committee also provided stock option grants with the performance-based vesting criteria described above, as the Compensation Committee believes that the goals associated with the performance criteria have the potential to generate significant short and long-term stockholder value if such goals are met, and the Compensation Committee determined that the named executive officers should receive additional long-term equity incentives in the event of that success. In addition, Dr. Corrigan was provided with an award of restricted stock units with time-based vesting criteria to provide him with additional long-term equity incentives for the creation of short and long-term shareholder value.

On January 3, 2013, the Compensation Committee approved and the Company entered into amendments to the employment agreements with Mr. Renz and Mr. Cole to extend the amount and duration of severance benefits to be provided to Mr. Renz and Mr. Cole from 12 months to 18 months. This change was made to provide an additional retention incentive to Mr. Renz and Mr. Cole under various circumstances and is summarized in the “Employment Agreements and Severance and Change of Control Arrangements” section below.

On February 28, 2013, the Company’s Board of Directors set 2013 corporate goals and the Compensation Committee also set target cash bonus amounts related to these goals. The approved Zalicus corporate goals for bonus and other compensation for 2013 are:

•	Successfully advance Z160 through Phase 2a proof-of-concept clinical studies o and report top-line data by year-end 2013 (45% weighting);

•	Advance Z944 through further clinical development including completing one experimental medicine clinical study in 2013 (15% weighting);

•	Nominate one sodium channel lead for further preclinical development in 2013 (10% weighting);

•	Continue to expand and diversify our cHTS services business to generate surplus cash for the Company (10% weighting); and

•	Achieve certain cash and cash equivalent balances for the year ended December 31, 2013 (20% weighting).

Each of these goals have separate minimum, target and maximum achievement levels, which, along with our target year-end cash balance goal, constitute confidential commercial or financial information of Zalicus, which if disclosed, could cause competitive harm to Zalicus. In addition, individual objective and subjective goals and criteria for each of the Zalicus executive officers other than the Chief Executive Officer have been determined by the Chief Executive Officer and approved by the Compensation Committee, which, if disclosed, could cause competitive harm to Zalicus. For these executive officers, 60% of their target cash incentive compensation is tied to the corporate goals described above, and the remainder is tied to individual goals. The target cash incentive bonus amount set by the Compensation Committee on February 28, 2013 for each of the current Zalicus named executive officers is as follows:

•	Mark H.N. Corrigan, President and Chief Executive Officer: up to 55% of base salary

•	Justin A. Renz, Executive Vice President, Chief Financial Officer and Treasurer: up to 40% of base salary

•	Jason F. Cole, Executive Vice President, Corporate Development and General Counsel: up to 40% of base salary

The target cash bonus amounts for each of these executive officers for 2013 were set at these levels to reflect the varying levels of operational responsibility held by these officers, as well as to provide an incentive to achieve the Zalicus 2013 corporate goals.

Conclusion

The Compensation Committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders. The Compensation Committee believes the idea of creating ownership in Zalicus helps align management’s interests with the interests of stockholders. The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the Compensation Committee feels it is necessary and/or appropriate as a measure to incentivize, retain and/or reward Zalicus executive officers.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to the Zalicus “principal executive officer”, our “principal financial officer” and our other executive officer as of December 31, 2012 (our “named executive officers”) for the years ended December 31, 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Mark H.N. Corrigan	2012	477,405	—	811,350	179,027	(3)	10,000	(4)	1,477,782
President and	2011	463,500	—	1,063,105	208,575	(5)	9,800	(6)	1,744,980
Chief Executive Officer	2010	446,827	712,500	1,172,100	168,750	(7)	9,800	(6)	2,509,977

Justin A. Renz	2012	316,768	—	383,138	105,167	(3)	10,000	(4)	815,073
Executive Vice President	2011	302,000	—	348,580	127,565	(5)	17,183	(8)	795,328
and Chief Financial Officer	2010	290,000	—	273,490	93,032	(7)	93,321	(9)	749,843

Jason F. Cole	2012	341,960	—	315,525	116,266	(3)	10,000	(4)	783,751
Executive Vice President, Corporate Development and General Counsel	2011	332,000	—	348,580	124,832	(5)	9,800	(6)	815,212
	2010	320,000	—	273,490	111,360	(7)	84,800	(10)	789,650

(1)	Amount reflects the grant date fair value of the named executive officer’s awards of restricted stock units, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized by the executive. See note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 15, 2011 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2010.

(2)	Amount reflects the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718 and using a Black-Scholes valuation model. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized by the executive. See note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 15, 2011 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2010, note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 9, 2012 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2011 and Note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 7, 2013 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2012.

(3)	Amounts for performance during the fiscal year ended December 31, 2012 were determined by the Compensation Committee on January 3, 2013 and paid in February 2013.

(4)	The amount includes payment of matching contributions under our 401(k) plan of $10,000.

(5)	Amounts for performance during the fiscal year ended December 31, 2011 were determined by the Compensation Committee on January 25, 2012 and paid in February 2012.

(6)	The amount includes payment of matching contributions under our 401(k) plan of $9,800.

(7)	Amounts for performance during the fiscal year ended December 31, 2010 were determined by the Compensation Committee on February 8, 2011 and paid in February 2011.

(8)	The amount includes payment of matching contributions under our 401(k) plan of $9,800 and deferred compensation plan of $7,383.

(9)	Includes a retention payment of $75,000 to Mr. Renz that became payable as a result of his remaining employed by the Company until January 15, 2010. The amount also includes payment of matching contributions under our 401(k) plan of $9,800 and nonqualified deferred compensation plan of $8,521.

(10)	Includes a retention payment of $75,000 to Mr. Cole that became payable as a result of his remaining employed by the Company until January 15, 2010. The amount also includes payment of matching contributions under our 401(k) plan of $9,800.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based equity awards during the fiscal year ended December 31, 2012 to the Company’s named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards (3)
Mark H. N. Corrigan		238,703
President and Chief Executive	1/25/12	—	900,000	(4)	1.13	$811,350
Officer

Justin A. Renz		126,707
Executive Vice President and	1/25/12	—	425,000	(4)	1.13	$383,138
	Chief Financial Officer

Jason F. Cole		136,784
Executive Vice President,	1/25/12	—	350,000	(4)	1.13	$315,525
	Corporate Development and
	General Counsel

(1)	Represents the target amount of each executive’s cash incentive bonus for 2012 as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above. Actual payments made for 2012 are provided in the “Summary Compensation Table.”

(2)	The exercise price of these stock options granted is determined by the Company based on the closing price of its common stock on the Nasdaq Global Market on the grant date.

(3)	Represents the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions.

(4)	Options awarded with time-based besting criteria established by the Compensation Committee and described in Compensation Discussion and Analysis above.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of stock options and grants of unvested restricted stock and restricted stock unit awards outstanding on December 31, 2012, the last day of our fiscal year, to each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mark H.N. Corrigan	—	—		—	—	375,000	243,750
President and Chief Executive Officer	1,031,250	468,750	(2)	0.95	01/15/20	—	—
	131,250	168,750	(3)	2.65	02/08/21	—	—
	—	125,000	(4)	2.65	02/08/21	—	—
	—	125,000	(5)	2.65	02/08/21	—	—
	—	900,000	(6)	1.13	01/25/22	—	—

Justin A. Renz	43,751	—		1.07	09/25/16	—	—
Executive Vice President, Chief Financial Officer & Treasurer	4,763	—		1.07	01/17/17	—	—
	28,846	1,924	(7)	1.07	01/15/18	—	—
	12,500	2,885	(8)	1.07	07/15/18	—	—
	28,125	1,875	(9)	0.41	03/02/19	—	—
	240,625	109,375	(2)	0.95	01/15/20	—	—
	43,750	56,250	(3)	2.65	02/08/21	—	—
	—	40,000	(4)	2.65	02/08/21	—	—
	—	40,000	(5)	2.65	02/08/21	—	—
	—	425,000	(6)	1.13	01/25/22	—	—

Jason F. Cole	5,023	—		1.07	01/17/17	—	—
Executive Vice President, Corporate Development, General Counsel and Secretary	1,954	—		1.07	07/11/17	—	—
	28,125	4,688	(10)	1.07	01/15/18	—	—
	15,866	7,933	(11)	1.07	07/15/18	—	—
	131,251	109,375	(2)	0.95	01/15/20	—	—
	43,750	56,250	(3)	2.65	02/08/21	—	—
	—	40,000	(4)	2.65	02/08/21	—	—
	—	40,000	(5)	2.65	02/08/21	—	—
	—	350,000	(6)	1.13	01/25/22	—	—

(1)	The market value of the restricted stock unit awards is determined by multiplying the number of shares by $0.65, the closing price of our common stock on the Nasdaq Global Market on December 31, 2012, the last trading day of 2012.

(2)	The options vested with respect to 25% of the shares on January 15, 2011, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(3)	The options vested with respect to 25% of the shares on February 8, 2012, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(4)	25% of the stock options were to vest on the first date on or prior to December 31, 2012 if the Phase 2b clinical trial of Synavive in rheumatoid arthritis provided positive data on its primary and secondary endpoints, 25% of the stock options were to vest one year after such initial vesting date, and 50% of the stock options were to vest two years after such initial vesting date. The performance-based vesting criteria for these stock options were not met, and these stock options were cancelled on January 1, 2013.

(5)	25% of the stock options will vest on the first date on or prior to June 30, 2013 when a Phase 2 clinical trial of an Ion channel modulator has been successfully completed, 25% of the stock options will vest one year after such initial vesting date, and 50% of the stock options will vest two years after such initial vesting date.

(6)	The options vested with respect to 25% of the shares on January 25, 2013, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(7)	The options vested for 13,462 shares on December 21, 2010 and 1,923 shares on January 15, 2011 and will vest for approximately 1,923 shares quarterly thereafter.

(8)	The options vested for 4,808 shares on December 21, 2010 and 962 shares on January 15, 2011 and will vest for approximately 962 shares quarterly thereafter.

(9)	The options vested with respect to 7,500 shares on March 2, 2010, with the remainder vesting in increments of 6.25% at the end of each three-month period thereafter.

(10)	The options vested for 32,813 shares on December 21, 2010 and 4,688 shares on January 15, 2011 and will vest for approximately 4,688 shares quarterly thereafter.

(11)	The options vested for 13,222 shares on December 21, 2010 and 2,644 shares on January 15, 2011 and will vest for approximately 2,644 shares quarterly thereafter.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of stock options and the number of shares that vested under restricted stock and restricted stock unit awards held by each named executive officer during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of shares acquired on Exercise(#)	Value realized on exercise($)	Number of shares acquired on vesting(#)	Value realized on vesting($)
Mark H.N. Corrigan	—	—	187,500	$219,375	(1)
Justin A. Renz	—	—	—	—
Jason F. Cole	—	—	6,250	$6,938	(2)

(1)	Value realized on vesting of restricted stock awards does not represent proceeds from the sale of the vested common stock, but is determined by multiplying the number of shares that vested on January 15, 2012 by $1.17, the closing price of our common stock on the Nasdaq Global Market on January 13, 2012.

(2)	Value realized on vesting of restricted stock awards does not represent proceeds from the sale of the vested common stock, but is determined by multiplying the number of shares that vested on January 26, 2012 by $1.11, the closing price of our common stock on the Nasdaq Global Market on January 26, 2012.

Non-qualified Deferred Compensation Plan

The following table shows the executive contributions, earnings and account balances for the named executive officers under the NQ Plan as of December 31, 2012.

Name	Executive Contributions in Last Fiscal Year(1)		Registrant Contribution in Last Fiscal Year		Aggregate Earnings in Last Fiscal Year(2)(3)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year End
Mark H. N. Corrigan	$—		$—		$—	$—		$—
Justin A. Renz	$6,550	(4)	$—	(5)	$1,140	$36,066	(6)	$0
Jason Cole	$—		$—		$—	$—		$—

(1)	Executive contribution amounts are included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable named executive officer for purposes of determining the notional investment return on his or her account balance for the fiscal year ended December 31, 2012.

(3)	Although 15 investment funds are available for selection by a participant under our NQ Plan, the investment selections made by the participants for the 2012 fiscal year were concentrated primarily in the 4 investment funds named below.

The rate of return for each fund for investments by participants during the fiscal year ended December 31, 2012 was as follows:

Name of Fund	% Rate of Return
Premier Babson Capital Disciplined Value Fund	16.07%
Premier Baring Focused International Fund	10.98%
Select Harris Focused Value Fund	20.55%
MassMutual S&P Index Fund	15.28%

(4)	Mr. Renz elected to have $3,600 of his 2011 base salary contributed to the NQ Plan, $3,450 of which was funded into the NQ Plan during the fiscal year ended December 31, 2011 and elected to have $6,400 of his 2011 bonus compensation contributed to the NQ Plan, which amount was not funded into the NQ Plan until his bonus compensation was paid in February 2012. Only the amounts funded during the fiscal year ended December 31, 2012 are included in “Executive Contribution in Last Fiscal Year” above.

(5)	In accordance with the terms of the NQ Plan, Zalicus’s matching contributions for amounts deferred by Mr. Renz for the 2011 plan year were funded by Zalicus in February 2012, and represented $7,383, which amount is included as “All Other Compensation” for Mr. Renz during 2011 in the Summary Compensation Table. Such matching contributions are not included in the “Registrants Contribution in Last Fiscal Year” above and did not accrue investment earnings during the fiscal year ended December 31, 2012.

(6)	Mr. Renz’s deferrals under the NQ Plan were distributed in their entirety during the fiscal year ended December 31, 2012.

Employment Agreements and Severance and Change in Control Arrangements

Each of our current named executive officers is party to a written employment arrangement with the Company. Our original employment agreements with Mr. Renz and Mr. Cole were approved by our Board of Directors or Compensation Committee and were entered into in 2006 soon after our initial public offering in November of 2005, and were substantively amended as part of the Company’s 2008 retention program. Dr. Corrigan’s employment agreement was entered into in early 2010 following the Neuromed Merger and his appointment as the Company’s President and Chief Executive Officer. As a result, the specific termination, severance, change-in-control and other terms of our employment agreements with our named executive officers vary in a number of ways. The terms of these agreements resulted primarily from the need to attract the particular executive to work for the Company or to retain the particular executive over the course of employment with Zalicus as the company underwent changes in size and scope, or its business needs changed.

Our Board of Directors and the Compensation Committee determined that employment agreements with key executive officers are necessary and desirable to accomplish a variety of objectives. Each of the currently effective employment agreements with our named executive officers has a provision providing for certain severance benefits in the event of the termination of the executive officer’s employment by Zalicus without cause, or by the executive officer with good reason (both as defined in such agreements), and in some cases a provision providing for the acceleration of the named executive officer’s then unvested options and restricted stock units in the event of termination without cause or by the executive officer with good reason. The currently effective employment agreements also contain change of control benefits that are structured on a “double-trigger” basis, meaning that before an executive officer can receive a change of control payment: (1) a change of control (as defined in the applicable agreement) must occur and (2) within a specified period of such change of control, the executive officer’s employment must be terminated without cause or the officer must resign from employment for good reason. These provisions were included to motivate the executive officers to act in the best interests of the stockholders by removing the distraction of post-change of control uncertainties faced by the executive officers with regard to continued employment and compensation. These severance and acceleration provisions are described below in the summaries of each named executive officer’s employment agreement.

The Compensation Committee, as plan administrator of the 2000 stock option plan and the amended and restated 2004 incentive plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options or restricted stock units held by Zalicus’s named executive officers and any other person in connection with certain changes in control of Zalicus.

The employment agreements with the named executive officers currently employed by Zalicus are summarized below and certain estimates of these termination and change of control benefits are provided in “Estimated Payments and Benefits Upon Termination or Change of Control” below.

Dr. Mark H.N. Corrigan—Dr. Corrigan is employed as the President and Chief Executive Officer of Zalicus pursuant to an employment agreement. Under his employment agreement, Dr. Corrigan received an initial annual base salary of $450,000. In addition, Dr. Corrigan is eligible for cash incentive compensation at an annual target rate of up to 50% of his base compensation, at the discretion of the Compensation Committee. If Zalicus terminates Dr. Corrigan’s employment without cause, or Dr. Corrigan terminates his employment for good reason, both as defined in the agreement, Dr. Corrigan is entitled to receive a lump-sum payment equal to two times his annual base salary and will be permitted to continue to participate in the Zalicus’s medical and dental benefit plans for a period of 24 months following the date of termination, at Zalicus’s expense. Upon a change in control of Zalicus, if Zalicus terminates Dr. Corrigan’s employment without cause, or Dr. Corrigan terminates his employment for good reason, within 24 months of the change in control, Dr. Corrigan is entitled to the following: (i) all unvested stock options and other stock-based awards held by Dr. Corrigan as of that date will become fully vested and exercisable; (ii) a lump sum payment equal to two times his annual base salary, and (iii) continued participation in the medical and dental benefit plans for a period of 24 months following the date of termination, at Zalicus’s expense. Receipt of any benefits by Dr. Corrigan upon termination will be conditioned upon Dr. Corrigan executing a general release of all claims in a form provided by Zalicus. Dr. Corrigan’s employment agreement contains a 12-month non-competition and non-solicitation provision.

Justin A. Renz—Mr. Renz is employed as Executive Vice President, Chief Financial Officer and Treasurer of Zalicus pursuant to an employment agreement, as amended. Under the agreement, Mr. Renz is eligible for cash incentive compensation at an annual target rate of up to 30% of his base compensation, at the discretion of the Company. Either Mr. Renz or Zalicus may terminate his employment for any reason. If Zalicus terminates Mr. Renz’s employment without cause or if Mr. Renz terminates his employment for good reason, both as defined in the agreement, he will be entitled to a lump sum payment equal to 18 months of his then current base salary, 18 months of the premium cost of participation in Zalicus’s medical and dental plans, subject to applicable law and plan terms, and accelerated vesting of 100% of the stock options which remain unvested on the date of termination, in each case subject to the execution of a release of claims. In the event Zalicus terminates Mr. Renz without cause or Mr. Renz terminates for good reason following a change of control, Mr. Renz would be entitled to the same severance benefits provided above. Mr. Renz’s employment agreement contains a 6-month non-competition provision.

Jason F. Cole—Mr. Cole is employed as Executive Vice President, Corporate Development and General Counsel of Zalicus pursuant to an employment agreement, as amended. Under the agreement, Mr. Cole is eligible for cash incentive compensation at an annual target rate of up to 30% of his base compensation, at the discretion of the Company. Either Mr. Cole or Zalicus may terminate his employment for any reason. If Zalicus terminates Mr. Cole’s employment without cause or if Mr. Cole terminates his employment for good reason, both as defined in the agreement, he will be entitled to a lump sum payment equal to 18 months of his then current base salary, 18 months of the premium cost of participation in Zalicus’s medical and dental plans, subject to applicable law and plan terms, and accelerated vesting of 100% of the stock options and restricted stock which remain unvested on the date of termination, in each case subject to the execution of a release of claims. In the event Zalicus terminates Mr. Cole without cause or Mr. Cole terminates for good reason following a change of control, Mr. Cole would be entitled to the same severance benefits provided above. Mr. Cole’s employment agreement contains a non-competition provision effective during his employment by Zalicus.

Estimated Payments and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the option and restricted stock unit vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2012. The closing price of the Company’s stock on the Nasdaq Global Market as of December 30, 2012, the last trading day of 2012, was $0.65, which was used as the value of the Company’s stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2012 by the difference between the closing price of the Company’s stock as of December 30, 2011 and the exercise price for such unvested option shares. The value of the restricted stock unit vesting acceleration was calculated by multiplying the number of unvested restricted stock units subject to vesting acceleration as of December 31, 2012 by the closing price of the Company’s stock as of December 30, 2012.

Dr. Mark H.N. Corrigan

The following table describes the potential payments and benefits upon employment termination for Mark H. N. Corrigan, the Company’s President and Chief Executive Officer, as if his employment terminated as of December 31, 2012, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason		Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	$39,784	(1)	$954,810	(2)	$954,810	(2)	$—	$954,810	(2)
Cash incentive bonus	$238,703	(3)	$238,703	(3)	$238,703	(3)	$—	$238,703	(3)
Stock options unvested and accelerated	$—		$—		$—		$—	$—	(4)
Restricted stock units unvested and accelerated	$—		$—		$—		$—	$243,750	(5)

Benefits and perquisites:
Health care continuation(6)	—		$39,479		$39,479		$—	$39,479
Accrued vacation pay(7)	$5,509		$5,509		$5,509		$5,509	$5,509

Total	$283,996		$1,238,501		$1,238,501		$5,509	$1,481,251

(1)	Salary for required 30 days’ prior written notice of resignation, termination date may be accelerated by the Company.

(2)	Two times base salary prior to the termination, payable in a lump sum.

(3)	Target bonus for 2012, assuming bonus compensation is fully earned and unpaid.

(4)	Acceleration of 100% of Dr. Corrigan’s then unvested options.

(5)	Acceleration of 100% of Dr. Corrigan’s then unvested restricted stock units.

(6)	Payment of the COBRA health and dental insurance premiums for Dr. Corrigan and his dependents for up to 24 months.

(7)	Based on three vacation days available to Dr. Corrigan at December 31, 2012.

Justin A. Renz

The following table describes the potential payments and benefits upon employment termination for Justin A. Renz, the Company’s Executive Vice President and Chief Financial Officer, as if his employment terminated as of December 31, 2012, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason	Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	$—	$475,152	(1)	$475,152	(1)	$—	$475,152	(1)
Stock options unvested and accelerated	$—	$1,219	(2)	$1,219	(2)	$—	$1,219	(2)

Benefits and perquisites:
Health care continuation(3)	$—	$23,444		$23,444		$—	$23,444
Accrued vacation pay(4)	$3,046	$3,046		$3,046		$3,046	$3,046

Total	$3,046	$502,861		$502,861		$3046	$502,861

(1)	18 months base salary prior to the termination, payable in a lump sum, as provided in the amendment to Mr. Renz’s employment agreement dated January 4, 2013.

(2)	Acceleration of 100% of Mr. Renz’s then unvested options.

(3)	Payment of the COBRA health and dental insurance premiums for Mr. Renz and his dependents for up to 18 months.

(4)	Based on two and one half vacation days available to Mr. Renz at December 31, 2012.

Jason F. Cole

The following table describes the potential payments and benefits upon employment termination for Jason F. Cole, the Company’s Executive Vice President, Corporate Development and General Counsel, as if his employment terminated as of December 31, 2012, the last business day of our last fiscal year.

Executive Benefits and Payments upon Termination	Voluntary Resignation not for Good Reason	Voluntary Resignation for Good Reason		Termination by Company not for Cause		Termination by Company for Cause	Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with or Following Change in Control
Compensation:
Base salary	$—	$512,940	(1)	$512,940	(1)	$—	$512,940	(1)
Stock options unvested and accelerated	$—	$—	(2)	$—	(2)	$—	$—	(2)

Benefits and perquisites:
Health care continuation(3)	$—	$23,444		$23,444		$—	$23,444
Accrued vacation pay(4)	$2,630	$2,630		$2,630		$2,630	$2,630

Total	$2,630	$539,014		$539,014		$2,630	$539,014

(1)	18 months base salary prior to the termination, payable in a lump sum, as provided in the amendment to Mr. Cole’s employment agreement dated January 4, 2013.

(2)	Acceleration of 100% of Mr. Cole’s then unvested options.

(3)	Payment of the COBRA health and dental insurance premiums for Mr. Cole and his dependents for up to 18 months.

(4)	Based on two vacation days available to Mr. Cole at December 31, 2012.

DIRECTOR COMPENSATION

Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)(2)	Total($)
Sally Crawford	47,000	9,111	56,111
Todd Foley	35,000	9,111	44,111
Frank Haydu	60,000	9,111	69,111
William Hunter	42,000	9,111	51,111
Michael Kauffman	35,000	9,111	44,111
W. James O’Shea	40,000	9,111	49,111
Hartley Richardson (3)	13,831	—	13,831

(1)	Amount reflects the aggregate grant date fair value of the director’s stock option awards, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions. There can be no assurance that the FASB ASC Topic 718 amounts will ever be realized by the director. See note 12 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on March 7, 2013 for a discussion of assumptions made by the Company in determining the grant date fair value of our equity awards for the fiscal year ended December 31, 2012.

(2)	The aggregate number of stock option awards outstanding as of December 31, 2012 for the members of the Board of Directors was: Ms. Crawford—97,500, Mr. Foley—60,000, Mr. Haydu—126,071, Dr. Hunter—60,000, Dr. Kauffman—107,857, and Mr. O’Shea—97,500.

(3)	Ceased serving as a member of the Board of Directors on May 23, 2012.

Non-Employee Director Compensation Policy

On June 3, 2010, based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors adopted a new non-employee director compensation policy, or the 2010 director compensation policy, which was effective beginning July 1, 2010. Under the terms of the 2010 director compensation policy, non-employee directors each receives an annual cash retainer in the amount of $30,000, payable quarterly, for their service as directors. Each non-employee director also receives an annual cash retainer of $5,000, payable quarterly, for each standing committee of the Board of Directors they serve on. The chairperson of the Board of Directors receives an additional $7,500 for his service, the chairperson of the Audit Committee receives an additional $12,500 per year for his service, and the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receives $7,000 per year for his or her service.

Under the terms of the 2010 director compensation policy, non-employee directors are also entitled to receive an annual grant of options under our Amended and Restated 2004 Incentive Plan to purchase 15,000 shares of our common stock for service at and after the Annual Meeting of Stockholders, which, among other terms, expire ten years after the date of grant and become fully exercisable on the first anniversary of the date of grant. Under the terms of the 2010 director compensation policy, newly appointed or elected non-employee directors will be entitled to a stock option grant to purchase 30,000 shares of our common stock. Options granted upon initial appointment or election to the Board of Directors vest over four years, with 25% vesting on the first anniversary of the grant and 6.25% quarterly thereafter. The exercise price of all options granted to non-employee directors may not be less than 100% of the fair market value of our common stock on the date of the grant. On May 23, 2012, in accordance with the 2010 director compensation policy, each non-employee director of Zalicus was granted options to purchase 15,000 shares of common stock, with an exercise price of $0.76 per share.

Under the terms of the 2010 director compensation policy, Zalicus also reimburses members of the Board of Directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. Directors who are also Zalicus employees receive no additional compensation for serving as directors.

Indemnification Agreements

Zalicus has entered into indemnification agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and By-Laws and to provide additional procedural protections.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Zalicus has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon that review and discussion, the Compensation Committee has recommended to the Board of Directors that information set forth above under the heading “Compensation Discussion and Analysis” be included in this Proxy Statement and be incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE:
Sally Crawford Todd Foley W. James O’Shea

The foregoing Compensation Committee report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this Compensation Committee report by reference.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth the amount of common stock of Zalicus beneficially owned, directly or indirectly, as of April 10, 2013, by (i) each current director of Zalicus, (ii) each named executive officer of Zalicus, (iii) all directors and executive officers of Zalicus as a group, and (iv) each person who is known to Zalicus to beneficially own more than five percent (5%) of the outstanding shares of common stock of Zalicus, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted. Unless otherwise indicated, the address for each person listed below is c/o Zalicus Inc., 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

Beneficial ownership is determined by the rules of the Securities and Exchange Commission and includes voting or investment power of the securities. As of April 10, 2013, Zalicus had 127,264,856 shares of common stock outstanding. Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after April 10, 2013 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with James Richardson & Sons, Limited(1)	6,426,835	5.0%

Directors and Named Executive Officers
Mark Corrigan(2)	2,019,089	1.6%
Justin Renz(3)	597,143	*
Jason Cole(4)	416,654	*
Sally Crawford(5)	97,500	*
Todd Foley(6)	60,000	*
Frank Haydu(7)	126,071	*
William Hunter(8)	170,022	*
Michael Kauffman(9)	107,857	*
W. James O’Shea(10)	97,500	*
All current executive officers and directors as a group (9 persons)	3,691,836	2.8%

*	Represents holdings of less than 1%

(1)	The address for James Richardson & Sons, Limited is James Richardson & Sons, Limited, 3000—One Lombard Place, Winnipeg, Manitoba R3B 0Y1, Canada. Based solely on a Schedule 13G filed with the SEC on March 11, 2010, voting and/or dispositive decisions with respect to the shares held by James Richardson & Sons, Limited are subject to the prior approval of a majority of the directors. The directors of James Richardson & Sons, Limited are Hartley T. Richardson, Carolyn A. Hursh, Kristjan M. Benidickson, Royden R. Richardson, Gregg J. Hanson, Harvey L. Secter and Charles M. Winograd. Each director of James Richardson & Sons, Limited disclaims beneficial ownership of any shares held by James Richardson & Sons, Limited except to the extent of his or her pecuniary interest, if any.

(2)	Consists of 406,590 shares of common stock and 1,612,499 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(3)	Consists of 597,143 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(4)	Consists of 15,086 shares of common stock and 401,568 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(5)	Consists of 97,500 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(6)	Consists of 60,000 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(7)	Consists of 126,071 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(8)	Consists of 110,022 shares of common stock and 60,000 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(9)	Consists of 107,857 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

(10)	Consists of 97,500 shares of common stock underlying options exercisable within 60 days of April 10, 2013.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

In April 2007, the Board of Directors adopted a written policy of procedures for the review, approval and ratification of transactions involving Zalicus and “related persons” (directors and executive officers or their immediate family members, or stockholders beneficially owning more than five percent of the common stock). The policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

All related person transactions are reviewed and, as appropriate, may be approved or ratified by the Audit Committee, or if time is of the essence, the Chair of the Audit Committee. If a director is involved in the transaction, he or she may not participate in any review, approval or ratification of such transaction. Related person transactions are approved by the Audit Committee only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of the Company and our stockholders, as the Committee determines in good faith. The Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may also impose such conditions as it deems necessary and appropriate on the Company or the related person in connection with the transaction. In the case of a transaction presented to the Audit Committee for ratification, the Audit Committee may ratify the transaction or determine whether rescission of the transaction is appropriate.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2012, Zalicus has not engaged in any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Zalicus’s directors, executive officers and persons who own more than 10% of the Zalicus common stock to file with the SEC reports of ownership and changes in ownership of Zalicus common stock. Such persons are required by regulations of the SEC to furnish Zalicus with copies of all such filings. Based on our review of the reports we have received, Zalicus believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2012.

PROPOSAL 2: AUTHORIZATION OF THE ZALICUS BOARD OF DIRECTORS TO

EFFECT A REVERSE STOCK SPLIT

General

The Board of Directors has approved an amendment to its sixth amended and restated certificate of incorporation to effect a reverse stock split of all issued and outstanding shares of its common stock at a reverse stock split ratio ranging from one-for-five to one-for-ten, such exact amount to be determined by the Board of Directors. The Board of Directors has declared such proposed amendment to be advisable and has recommended that this proposed amendment be presented to Zalicus stockholders for approval.

The proposed amendment to Zalicus’s sixth amended and restated certificate of incorporation would effect a reverse stock split of Zalicus’s issued and outstanding shares of common stock, pursuant to which any whole number of outstanding shares of Zalicus common stock between and including five and ten would be combined and reclassified into one share of Zalicus common stock (such exact amount to be determined by the Board of Directors). The actions taken in connection with the reverse stock split would reduce the number of outstanding shares of Zalicus common stock.

Upon receiving stockholder approval, the Board of Directors will have the sole discretion, but not the obligation, at any time prior to the date of the Zalicus 2014 annual meeting of stockholders and pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Zalicus and its stockholders, whether to effect a reverse stock split and, if so, the whole number of shares of Zalicus common stock between and including five and ten that will be combined and reclassified into one share of Zalicus common stock. If the reverse stock split is effected by the Board of Directors, the proposed increase to the total number of authorized shares of Zalicus common stock under the Company’s sixth amended and restated certificate of incorporation set forth in Proposal 3 would not, even if approved by the stockholders, be effected and the total number of authorized shares of Zalicus common stock would remain at 200,000,000. This would increase the number of shares of authorized but unissued shares of the Company’s common stock due to the reduction in the number of outstanding shares of the Company’s common stock as a result of the reverse stock split. The Board of Directors believes that this amendment granting the Board of Directors the discretion to select a specific reverse stock split ratio among those approved by the Zalicus stockholders provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Zalicus and its stockholders.

By approving this amendment, Zalicus’s stockholders: (a) approve an amendment to Zalicus’s sixth amended and restated certificate of incorporation pursuant to which any whole number of outstanding shares between and including five and ten would be combined and reclassified into one share of Zalicus common stock (such exact amount to be determined by the Board of Directors); and (b) authorize the Board of Directors to file such amendment, with such whole number determined by the Board of Directors in its sole discretion. The Board of Directors may also elect not to undertake any reverse stock split and therefore abandon this amendment. The text of the proposed form of certificate of amendment to the sixth amended and restated certificate of incorporation is attached as Appendix B to this joint proxy statement/prospectus.

If approved by Zalicus’s stockholders, and following such stockholder approval, if any, the Board of Directors determines that effecting a reverse stock split is in the best interests of Zalicus and its stockholders, the reverse stock split will become effective upon the filing of this amendment with the Secretary of State of the State of Delaware, which will contain the whole number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined and reclassified into one share of Zalicus common stock. The decision by the Board of Directors to effect the reverse stock split, and, if implemented, select the exact reverse stock split ratio, will be based on a number of factors, including market conditions, existing and expected trading prices for Zalicus common stock and the applicable listing requirements of The NASDAQ Global Market and/or the NASDAQ Capital Market.

If, following stockholder approval, the Board of Directors elects to effect a reverse stock split, the number of issued and outstanding shares of Zalicus common stock would be reduced in accordance with a reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Except for adjustments that may result from the treatment of fractional shares as described below, each Zalicus stockholder will hold the same percentage of the outstanding Zalicus common stock immediately following the reverse stock split as such Zalicus stockholder held immediately prior to the reverse stock split. The par value of Zalicus common stock would remain unchanged at $0.001 per share.

IF THIS ZALICUS PROPOSAL NO. 2 IS APPROVED BY THE ZALICUS STOCKHOLDERS, THE BOARD OF DIRECTORS MAY ELECT TO EFFECT A REVERSE STOCK SPLIT.

Purpose

The Board of Directors believes that a reverse stock split may be desirable for a number of reasons. First, the Board of Directors believes that a reverse stock split may allow Zalicus to meet the minimum bid price listing requirements of, and thus remain listed on, The NASDAQ Global Market or the NASDAQ Capital Market. Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of Zalicus common stock. Additionally, the reverse stock split will result in an increase in the number of authorized but unissued shares of the Company’s common stock, which Zalicus believes will be important for general corporate purposes, including financing activities.

Zalicus common stock is currently listed on the NASDAQ Global Market. On October 22, 2012, the Company received a notification from the NASDAQ Listing Qualifications Department providing notification that the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1), or the “Rule”, and was given until April 22, 2013 to regain compliance. Pursuant to the Rule, in the event the bid price of the Company’s common stock has not closed at or above $1.00 per share for a minimum of ten consecutive business days at any time before April 22, 2013 the Company will be notified that its securities are subject to delisting from the NASDAQ Global Market. One option available to the Company at that time to avoid delisting will be to transfer the listing of its shares of common stock to the NASDAQ Capital Market. According to the applicable NASDAQ rules, in order for Zalicus common stock to remain listed on the either the NASDAQ Global Market or, in the event of a transfer to the NASDAQ Capital Market, the NASDAQ Capital Market, Zalicus must, in either case, continue to satisfy minimum bid price listing, as well as certain other requirements established by NASDAQ for the relevant market. The Board of Directors expects that a reverse stock split of Zalicus common stock will increase the market price of Zalicus common stock so that Zalicus will be able to maintain compliance with the NASDAQ minimum bid price listing requirements for the foreseeable future.

The Board of Directors also believes that the increased market price of Zalicus common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of Zalicus common stock and will encourage interest and trading in Zalicus common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Zalicus common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of Zalicus common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. The Board of Directors believes, however, that the anticipated higher market price for shares of Zalicus common stock will potentially reduce the impact of the policies and practices of institutional investors and brokerage firms described above on the liquidity and marketability of the Company’s common stock.

Notwithstanding the foregoing, there can be no assurance that: (a) the market price per share of Company common stock following the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split; (b) the market price per share following the reverse stock split would remain in excess of the minimum bid price required for listing on the NASDAQ Global Market or the NASDAQ Capital Market for a sustained period of time; (c) the Zalicus common stock will not be delisted from either the NASDAQ Global Market or the NASDAQ Capital Market due to a failure to meet other continued listing requirements even if the bid price per post-reverse split share of Zalicus common stock remains in excess of any NASDAQ required minimum bid price; and (d) the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower-priced stock. The market price of Zalicus common stock will also be based on Zalicus’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Zalicus common stock declines, the percentage decline as an absolute number and as a percentage of Zalicus’s overall market capitalization may be greater than would occur in the absence of the proposed reverse stock split.

Additionally, the reverse stock split would facilitate an increase in the authorized, but unissued shares of the Company’s common stock due to the reduction in the number of outstanding shares of common stock resulting from the reverse stock split. The Company desires to make available additional shares of common stock for issuance for general corporate purposes, including financing activities The Board of Directors has considered potential uses of the additional authorized shares of common stock, which may include the seeking of additional equity financing through public or private offerings, establishing additional employee or director equity compensation plans or arrangements or for other general corporate purposes. Increasing the number of authorized but unissued shares of the common stock of the Company will provide the Company with greater flexibility and allow the issuance of additional shares of common stock in most cases without the expense or delay of seeking further approval from the stockholders. The Company regularly investigates additional sources of financing which the Board of Directors believes are in the Company’s best interests and in the best interests of the stockholders of the Company.

Zalicus Board of Director’s Discretion to Effect the Reverse Stock Split

If the amendment to Zalicus’s sixth amended and restated certificate of incorporation to effect a reverse stock split is approved by the Zalicus stockholders, such amendment will be effected, if at all, upon a determination by the Board of Directors that a reverse stock split (with a reverse stock split ratio determined by the Board of Directors as described above) is in the best interests of Zalicus and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the NASDAQ Global Market or the NASDAQ Capital Market, existing and expected marketability and liquidity of the Zalicus common stock, , prevailing market conditions and the likely effect on the market price of the Zalicus common stock. Notwithstanding approval by the stockholders of the amendment to Zalicus’s sixth amended and restated certificate of incorporation to effect a reverse stock split of Zalicus common stock, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split of Zalicus common stock, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to effect the reverse stock split of Zalicus common stock prior to the date of the Zalicus 2014 annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Principal Effects of the Reverse Stock Split

The reverse stock split will be effected, if at all, simultaneously for all outstanding shares of Zalicus common stock and the exchange ratio will be the same for all shares of Zalicus common stock. The reverse stock split will affect all of Zalicus’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Zalicus, except to the extent that the reverse stock split results in any of Zalicus’s stockholders owning a fractional share, as described below. Shares of common stock issued and outstanding following the consummation of the reverse stock split will remain duly issued, fully paid and nonassessable. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split, as described below).

The reverse stock split will not affect Zalicus’s continuing to be subject to the periodic reporting requirements of the Exchange Act. Zalicus common stock will continue to be listed on the NASDAQ Global Market or the NASDAQ Capital Market under the symbol “ZLCS” (although, if the proposed reverse stock split is implemented, NASDAQ would add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the certificate of amendment effecting the reverse stock split is approved by Zalicus’s stockholders, and if the Board of Directors still believes that a reverse stock split is in the best interests of Zalicus and its stockholders, the Board of Directors will, in its sole discretion determine the ratio of the reverse stock split to be implemented. Zalicus will file the certificate of amendment with the Secretary of State of the State of Delaware at such time as the Board of Directors may determine to be the appropriate effective time for the reverse stock split. The Board of Directors may delay effecting the reverse stock split without resoliciting stockholder approval until the 2014 annual meeting of stockholders, at which time the Board of Directors would need to resolicit stockholder approval in order to implement the reverse stock split.

The proposed reverse stock split would become effective at 5:00 p.m., Eastern Time, on the date of filing of the certificate of amendment to Zalicus’s sixth amended and restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Beginning on the effective date of the split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of Zalicus common stock issued and outstanding immediately prior to the effective date of the reverse stock split will be combined and reclassified, automatically and without any action on the part of the stockholders, into a lesser number of new shares of Zalicus common stock in accordance with the reverse stock split ratio determined by the Board of Directors.

As soon as practicable after the effective date of the split, Zalicus’s stockholders will be notified that the reverse stock split has been effected. Zalicus expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for those stockholders of the Company who have physical certificates. Holders of stock certificates representing pre-split shares will be asked to surrender to the exchange agent such certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Zalicus. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any certificates representing pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for certificates representing post-split shares. ZALICUS’S STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Zalicus’s stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the NASDAQ Global Market or the NASDAQ Capital Market on the last trading day prior to the effective date of the split or, if such price is not available, the average of the last bid and asked prices of the common stock on such day or other price determined by the Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Zalicus is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Zalicus or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

The par value per share of Zalicus common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, at the effective time of the reverse stock split, the stated capital on Zalicus’s balance sheet attributable to Zalicus common stock will be reduced proportionately based on the applicable reverse stock split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share, and other per share amounts will be increased because there will be fewer shares of Zalicus common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be recast to give retroactive effect to the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Zalicus with another company), the reverse stock split proposal is not being proposed in response to any effort of which Zalicus is aware to accumulate shares of Zalicus common stock or obtain control of Zalicus, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Zalicus.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, Zalicus’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and Zalicus will not independently provide stockholders with any such right.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, the following summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing Treasury regulations and current administrative rulings and court decisions all of which are subject to change and to differing interpretations, possibly with retroactive effect. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged.

In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split will recognize gain or loss equal to the difference between their basis in the fractional share and the amount of cash received. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Such gain or loss will be capital gain or loss. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

For purposes of the above discussion of bases and holding periods, stockholders who acquired different blocks of stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock surrendered in the reverse stock split.

Zalicus’s view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the reverse stock split.

Vote Required to Authorize the Board of Directors to Effect the Reverse Stock Split

The affirmative vote of a majority of the outstanding shares of Zalicus common stock as of the record date is required to authorize an amendment to Zalicus’s sixth amended and restated certificate of incorporation to effect the reverse stock split.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT AUTHORIZING AN AMENDMENT TO ZALICUS’S SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ZALICUS’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES BETWEEN AND INCLUDING FIVE AND TEN WOULD BE COMBINED AND RECLASSIFIED INTO ONE SHARE OF ZALICUS COMMON STOCK (SUCH EXACT AMOUNT TO BE DETERMINED BY THE BOARD OF DIRECTORS), IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, ZALICUS AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AUTHORIZATION. THE BOARD OF DIRECTORS RECOMMENDS THAT ZALICUS STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO AUTHORIZE AN AMENDMENT TO ZALICUS’S SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ZALICUS’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES BETWEEN AND INCLUDING FIVE AND TEN WOULD BE COMBINED AND RECLASSIFIED INTO ONE SHARE OF ZALICUS COMMON STOCK (SUCH EXACT AMOUNT TO BE DETERMINED BY THE BOARD OF DIRECTORS).

PROPOSAL NO. 3

INCREASE OF AUTHORIZED SHARES OF COMMON STOCK

General

Stockholders are being asked to approve an amendment to our Sixth Amended and Restated Certificate of Incorporation to authorize our Board of Directors, in its discretion, to increase the authorized number of shares of our common stock from 200,000,000 shares to 300,000,000 shares at any time prior to the 2014 annual meeting of stockholders if Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or our Board of Directors does not implement the reverse stock split described in Proposal No. 2. Our Board of Directors has adopted a resolution authorizing this amendment, subject to stockholder approval. Our Board believes that the proposed amendment will provide certain long-term advantages to us and to our stockholders and recommends approval by the stockholders.

As of April 10, 2013, we had 127,264,856 shares of common stock issued and outstanding, 411,599 shares of common stock reserved for issuance underlying currently issued and outstanding warrants, 11,246,242 shares of common stock reserved for issuance underlying currently issued and outstanding stock options and restricted stock units and 6,775,377 shares of common stock available for issuance under our existing equity compensation plans. Accordingly, there were 54,301,926 shares of common stock available for future issuance.

Purpose of the Increase in Authorized Shares

The Board of Directors is seeking stockholder approval to amend the Company’s Sixth Amended and Restated Certificate of Incorporation to authorize our Board of Directors, in its discretion, to increase the authorized share capital of the Company from 200,000,000 shares of common stock to 300,000,000 shares of common stock with the same par value of $0.001 per share at any time prior to the 2014 annual meeting of stockholders (the Company’s number of authorized shares of preferred stock, par value $0.001 per share, shall remain unchanged at 5,000,000 shares). The purpose of this proposed increase in authorized share capital is to make available additional shares of common stock for issuance for general corporate purposes, including financing activities, without the requirement of further action by the stockholders of the Company if Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or our Board of Directors does not implement the reverse stock split described in Proposal No. 2. The Board of Directors has considered potential uses of the additional authorized shares of common stock, which may include the seeking of additional equity financing through public or private offerings, establishing additional employee or director equity compensation plans or arrangements or for other general corporate purposes. Increasing the authorized number of shares of the common stock of the Company will provide the Company with greater flexibility and allow the issuance of additional shares of common stock in most cases without the expense or delay of seeking further approval from the stockholders. The Company regularly investigates additional sources of financing which the Board of Directors believes are in the Company’s best interests and in the best interests of the stockholders of the Company.

Current stockholders do not have preemptive rights under our Sixth Amended and Restated Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of common stock. The adoption of the amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation to increase the Company’s authorized share capital will not of itself cause any changes in the Company’s capital accounts. The Company has no current plans, proposals or arrangements to issue any of the additional shares that will become authorized share capital of the Company pursuant to the proposed increase in authorized share capital described herein. Under Delaware law the Company’s stockholders are not entitled to appraisal rights with respect to the increase in authorized share capital.

Effect on Outstanding Common Stock; Potential Anti-Takeover Effect

The increase in authorized share capital will not have any immediate effect on the rights of existing stockholders. However, the Board of Directors will have the authority to issue authorized shares of common stock without requiring future approval from the stockholders of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares of common stock are issued in the future, they will decrease the existing stockholders’ percentage equity ownership interests and, depending upon the price at which such shares of common stock are issued, could be dilutive to the existing stockholders. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock of the Company.

One of the effects of the proposed increase in authorized share capital, if adopted, however, may be to enable the Board of Directors to render it more difficult, or discourage an attempt, to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions (including private placements) in which the number of the Company’s outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action, however, could discourage an acquisition of the Company which the stockholders of the Company might view as desirable.

Consequences if this Proposal No. 3 is Not Approved

If Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or if we do not implement the reverse stock split following stockholder approval, in the event that our stockholders do not approve this Proposal No. 3, our Board of Directors will have significantly limited options to issue equity in future corporate transactions as well as significant limitations on issuance of equity compensation under our existing equity incentive plan.

Consequences if this Proposal No. 3 is Approved

In the event that we receive stockholder approval of this Proposal No. 3 but we do not receive stockholder approval of Proposal No. 2 (Reverse Stock Split) or our Board of Directors does not implement the reverse stock split, our Board of Directors may, in its discretion, effect the increase in the number of authorized shares through an amendment to our Sixth Amended and Restated Certificate of Incorporation. The form of amendment to our Sixth Amended and Restated Certificate of Incorporation effecting the increase in the number of authorized shares is attached to this Proxy Statement as Appendix C. The result of the increase in the number of authorized shares will be an increase in the number of authorized shares of common stock from 200,000,000 to 300,000,000.

No Dissenters’ Rights

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our Sixth Amended and Restated Certificate of Incorporation or bylaws to any stockholder who dissents from this Proposal No. 3.

Appendix Relating to this Proposal No. 3

The form of amendment to our Sixth Amended and Restated Certificate of Incorporation is attached to this Proxy Statement as Appendix C.

Vote Required; Recommendation of our Board of Directors

The affirmative vote of a majority of the issued and outstanding shares of our common stock on the record date is required to authorize an amendment to Zalicus’s sixth amended and restated certificate of incorporation to effect this Proposal No. 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE INCREASE OF AUTHORIZED SHARES OF COMMON STOCK.

(PROPOSAL 3 ON YOUR PROXY CARD)

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Audit Committee as auditors for Zalicus for the fiscal year ending December 31, 2013. Ernst & Young LLP acted as independent auditors for Zalicus for the year ended December 31, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors. Zalicus requests such ratification as a matter of good corporate practice. A majority of the votes properly cast is required for the approval of the ratification of the selection of Ernst & Young LLP as our independent auditors, and brokers, bankers and other nominees have discretionary voting power on this routine matter. Accordingly, abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Zalicus and its stockholders.

The Audit Committee, or a designated member thereof, pre-approves each audit and non-audit service rendered by Ernst & Young LLP to Zalicus pursuant to the Zalicus Audit and Non-Audit Pre-Approval Policy.

The following table shows information about fees billed to Zalicus by Ernst & Young LLP for the fiscal years ended December 31, 2012 and 2011.

	Fiscal Year 2012	Percentage of 2012 Services Approved by Audit Committee	Fiscal Year 2011	Percentage of 2011 Services Approved by Audit Committee
Audit fees(1)	$352,977	100%	$358,700	100%
Audit-related fees(2)	$—	—%	$7,500	100%
Tax fees	$—	—%	$—	—%
All other fees	$—	100%	$—	—%

Total fees	$352,977	100%	$366,200	100%

(1)	Audit fees in 2012 include fees of $74,977 in connection with the Company’s at -the-market equity offering and other financing transactions, including comfort letters, consultations and consents and the filing of a Registration Statement on Form S-3 on August 24, 2012. Audit fees in 2011 include fees in the amount of $88,200 in connection with responding to SEC comment letters, the Company’s at-the-market equity offering and other financing transactions, including comfort letters, consultations and consents.

(2)	Audit-related fees in 2011 of $7,500 are related to consultations in connection with the Company’s consideration of potential strategic transactions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS

(PROPOSAL 4 ON YOUR PROXY CARD)

CODE OF ETHICS AND CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

Zalicus has adopted a Code of Ethics and Conduct for its directors, officers and employees, including its President and Chief Executive Officer, Chief Financial Officer and Controller (or persons performing an equivalent function). A copy of the Company’s Code of Ethics and Conduct may be accessed free of charge by visiting the Company’s website at www.zalicus.com and going to the “Investors and Media—Corporate Governance” section or by requesting a copy in writing from Jason F. Cole, Secretary, at our Cambridge, Massachusetts office. Zalicus intends to post on its website any amendment to, or waiver under, a provision of the Code of Ethics that applies to its President and Chief Executive Officer, Chief Financial Officer or Controller (or persons performing an equivalent function) within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.zalicus.com and going to the “Investors and Media—Corporate Governance” section or by requesting a copy from Jason F. Cole, Secretary, at our Cambridge, Massachusetts office.

POLICIES ON REPORTING OF CONCERNS REGARDING ACCOUNTING AND OTHER MATTERS AND ON COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

The Board of Directors and the Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-management directors. Any person, whether or not an employee, who has a concern about the conduct of Zalicus, or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Mr. Frank Haydu, the chairperson of the Audit Committee, who is the designated contact for these purposes. Contact may be made by writing to him care of the Audit Committee at the Company’s offices at 245 First Street, Third Floor, Cambridge, MA 02142, by email at frankhaydu@yahoo.com or by calling him at (508) 308-6009. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-management directors, or with our non-management directors as a group, also may contact Mr. Haydu using one of the above methods.

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals for inclusion in our proxy materials for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and in our By-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2014 Annual Meeting of Stockholders made under Rule 14a-8 by                     , 2013.

Under our current By-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. To be timely a notice with respect to the 2014 Annual Meeting of Stockholders must be delivered to our Secretary no earlier than                     , 2014 and no later than                     , 2014, unless the date of the 2014 Annual Meeting is advanced or delayed by more than thirty (30) days from the anniversary date of the 2013 Annual Meeting, in which event the By-laws provide different notice requirements.

Any proposal of business or nomination should be mailed to: Jason F. Cole, Secretary, Zalicus Inc., 245 First Street, Third Floor, Cambridge, Massachusetts 02142.

WHERE YOU CAN FIND MORE INFORMATION

Zalicus files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that Zalicus files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at http://www.zalicus.com under the “Investors and Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. Zalicus has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2013. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012 as filed with the Securities and Exchange Commission has been mailed with this Proxy Statement and is available without charge by writing to:

Zalicus Inc.

245 First Street

Third Floor

Cambridge, Massachusetts 02142

(617) 301-7000

Attention: Jason F. Cole, Secretary

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

In accordance with a notice sent to certain stockholders of Zalicus common stock who share a single address, only one copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is being sent to that address unless Zalicus has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, he or she may contact Zalicus Inc., 245 First Street, Third Floor, Cambridge, Massachusetts 02142, Attention: Jason F. Cole, Secretary Tel: (617) 301-7000, and Zalicus will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Jason F. Cole, Secretary, using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting Jason F. Cole, Secretary.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2013 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2013 Annual Meeting unless they receive instructions from you with respect to such matter.

APPENDIX A

DIRECTIONS TO 245 FIRST STREET, CAMBRIDGE, MASSACHUSETTS

Zalicus Inc.

Corporate Headquarters

245 First Street

Third Floor

Cambridge, Massachusetts

(617) 301-7000

Directions from the MBTA Public Transportation

•	Take the Red Line to Kendall Square.

•	When exiting the “T,” turn so that you are walking toward Boston. You should see a silver globe in the middle of a small park directly across from the Kendall Square Post Office.

•	Cross the road (the intersection of Broadway and Third) and turn right so that you continue to walk toward Boston.

•	After you pass the One Main Street building on the left, follow the sidewalk, and take a left over a small bridge. This is First Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick and glass building on the left.

Directions from Logan Airport

•	When exiting Logan airport, take Route 1A South through the Callahan/Sumner Tunnel to Boston. Stay in the left lane.

•	After you go through the tunnel, remaining in the left lane, go up the ramp and take your second right to Route 93 North.

•	Take Exit 26 to Somerville/Cambridge/Back Bay/Storrow Drive. You will now be on Storrow Drive.

•	Stay to your left and take the first exit to Charles Street/Beacon Hill/Kendall Square and bear to the right.

•	Take your first right onto the Longfellow Bridge, heading over the Charles River.

•	At the first set of lights, take a right onto Third Street. Go down Third Street about 1/4 of a mile, and take a right on Binney Street.

•	Take the first right onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick and glass building on the right.

Directions from the Massachusetts Turnpike

•	Take the Mass Pike heading East. Exit to the left at Exit 18, Allston/Cambridge.

•	Follow the signs to Cambridge/Somerville (the Doubletree Hotel is on your right). Go over the River Street Bridge (over the Charles River) and take an immediate right onto Memorial Drive.

•	Go past Harvard and MIT (on your left).

•	At the first fork, bear left and go under the Mass. Ave. bridge.

•	At the second fork bear right. (Do not take the Downtown Boston exit.) Continue on Memorial Drive until you come to a traffic light.

A-1

•	Take a left at the light onto Binney Street. Go through a set of lights, and take your next left onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick and glass building on the right.

Directions from I-93 North

•	Take I-93 North to Exit 26 Somerville/Cambridge/Back Bay /Storrow Drive. You will now be on Storrow Drive.

•	Stay to your left and take the first exit to Charles Street/Beacon Hill/Kendall Square and bear to the right.

•	Take your first right onto the Longfellow Bridge, heading over the Charles River.

•	At the first set of lights, take a right onto Third Street. Go down Third Street about 1/4 of a mile, and take a right onto Binney Street.

•	Take the first right onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick and glass building on the right.

Directions from I-93 South

•	Take I-93 South to Exit 26 Somerville/Cambridge/Back Bay /Storrow Drive. You will now be on Storrow Drive.

•	Stay to your left and take the first exit to Charles Street/Beacon Hill/Kendall Square and bear to the right.

•	Take your first right onto the Longfellow Bridge, heading over the Charles River.

•	At the first set of lights take a right onto Third Street. Go down Third Street about 1/4 of a mile, and take a right onto Binney Street.

•	Take the first right onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick and glass building on the right.

Directions from Route 2

•	Follow Route 2 to the end.

•	Take a right at the lights. The Alewife Red Line “T” station is on your right. Go over the bridge. Shopping centers are on your left and right. You will come to a rotary.

•	Stay to the left around the rotary, and then go straight. You will quickly come to another rotary.

•	Bear to the right around this rotary.

•	Go straight through three sets of lights. After the third set of lights, stay to the left.

•	At the fourth set of lights, take a left onto Memorial Drive. Continue on Memorial Drive. The Charles River is on your right.

•	Go past Harvard and MIT (on your left).

•	At the first fork, bear left and go under the Mass. Ave. bridge.

•	At the second fork bear right. (Do not take the Downtown Boston exit.) Continue on Memorial Drive until you come to a traffic light.

•	Take a left at the light onto Binney Street. Go through a set of lights, and take your next left onto Second Street.

•	Take a left onto Athenaeum Street, our building is 245 First Street, a brick and glass building on the right.

A-2

APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZALICUS INC.

Zalicus Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Zalicus Inc. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 28, 2000.

2. This Certificate of Amendment amends certain provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as amended, and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation.

3. That upon the effectiveness of this Certificate of Amendment, Article III of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding the following paragraph at the beginning of Article III:

“As of 5:00 (Eastern Time) on [    ], [    ] (the “Effective Time”), every [            ] issued and outstanding shares of this corporation’s Common Stock (as defined below and including each share of treasury stock, the “Pre-Split Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to one share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of this corporation’s Common Stock following the Reverse Stock Split shall be $0.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Each holder of Pre-Split Common Stock at the Effective Time who would otherwise be entitled to a fractional share shall, in lieu thereof, receive a cash payment equal to the fractional share multiplied by $[    ] which shall be (i) the closing price per share of the Common Stock as reported on the NASDAQ Global Market or the NASDAQ Capital Market, as applicable, on the last trading day preceding the Effective Time or (ii) if the Common Stock is not then listed on the NASDAQ Global Market or the NASDAQ Capital Market, the fair market value of the Common Stock as determined by this corporation’s Board of Directors.”

IN WITNESS WHEREOF, Zalicus Inc. has caused this Certificate of Amendment to be executed this [    ] day of [    ], 201[    ].

ZALICUS INC.

By:
Name:
Title:

B-1

APPENDIX C

FORM OF CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZALICUS INC.

Zalicus Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Zalicus Inc. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 28, 2000.

2. This Certificate of Amendment amends certain provisions of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as amended, and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation.

3. That upon the effectiveness of this Certificate of Amendment, paragraph A of Article III of the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“A. CLASSES OF STOCK. This corporation is authorized to issue 305,000,000 shares. 300,000,000 shares shall be Common Stock with a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares shall be Preferred Stock with a par value of $0.001 per share (“Preferred Stock”).

IN WITNESS WHEREOF, Zalicus Inc. has caused this Certificate of Amendment to be executed this [    ] day of [    ], 201[    ].

ZALICUS INC.

By:
Name:
Title:

C-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on [            ], 2013.

Vote by Internet

•	Go to www.investorvote.com/ZLCS

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.  ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH

AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.	To elect as Class II Directors:	For	Withhold		For	Withhold
	01 – Mark H. N. Corrigan, M.D.	☐	☐	02 – Sally W. Crawford	☐	☐

		For	Against	Abstain
2.	To authorize an amendment to the Sixth Amended and Restated Certificate of Incorporation, which amendment would cause any whole number of outstanding shares of the Company’s common stock between and including five and ten to be combined and reclassified into one share of Zalicus common stock (such exact amount to be determined by the Board of Directors), such amendment to be implemented by the Board of Directors at its discretion at any time prior to the 2014 annual meeting of stockholders of the Company.	☐	☐	☐

		For	Against	Abstain
3.

To authorize an amendment to the Sixth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 and authorize our Board of Directors, at its direction, to implement the increase in the number of authorized shares at any time prior to the 2014 annual meeting of stockholders by filing an amendment to our Sixth Amended and Restated and Restated Certificate of Incorporation if Proposal No. 2 (Reverse Stock Split) is not approved by the stockholders or if our Board of Directors, at its discretion, does not implement the reverse stock split described in Proposal No 2.

		☐	☐	☐
		For	Against	Abstain
4.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Zalicus Inc.

2013 Annual Meeting of Stockholders Proxy Card

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Zalicus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement, each dated [          ], 2013, and hereby appoints Justin Renz and Jason Cole, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 245 First Street, Third Floor, Cambridge, Massachusetts 02142 on [            ], 2013, at 8:30 AM local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.

If you plan to attend the Zalicus annual meeting and vote in person, please visit the link “Contact” at www.zalicus.com for directions.

Important Notice regarding the Availability of Proxy Materials for the Zalicus 2013 Annual Meeting of Stockholders: The Proxy Statement is available by visiting www.Zalicus.com and following the link for “Investors and Media.”